As filed with the Securities and Exchange Commission on June 13, 2005
                                                      Registration No. 333-
--------------------------------------------------------------------------------
                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 TECHEDGE, INC.
                 (Name of Small Business Issuer in its Charter)

             Delaware                                   4813                                04-3703334
    (State or Jurisdiction of       (Primary Standard Industrial Classification          (I.R.S. Employer
  Incorporation or Organization)                    Code Number)                       Identification No.)

                   33 Wood Avenue South, 7F, Iselin, NJ 08830
                                 (732) 632-9896
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                                ----------------
                       Peter Wang, Chief Executive Officer
                            33 Wood Avenue South, 7F
                                Iselin, NJ 08830
                                 (732) 632-9896
            (Name, Address and Telephone Number of Agent for Service)
                                ----------------
                                 With a copy to:

                             Steven E. Siesser, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                                 ---------------

      Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

      If this Form is filed to register securities for an offering to be made on a continuous or delayed basis, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                               Amount             Proposed Maximum            Proposed
       Title of Each Class of                  to be             Aggregate Offering      Maximum Aggregate         Amount of
     Securities to be Registered             Registered          Price Per Security        Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.0001 par value)        2,794,118 shares(1)(2)         $0.725 (3)           $2,025,735.55              $238.43
==================================================================================================================================

(1) Includes the registration for resale of (i) 2,000,000 shares issued or to be issued pursuant to a Subscription Agreement, dated as of April 29, 2005 and amended as of May 27, 2005 (as amended, the "Purchase Agreement"), (ii) 694,118 shares issuable upon exercise of warrants issued or to be issued to investors pursuant to the Purchase Agreement and (iii) 100,000 shares issued pursuant to a Consulting Services Agreement dated as of March 15, 2005.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Techedge, Inc.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices on June 8, 2005, as reported by the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2005

PRELIMINARY PROSPECTUS

                                2,794,118 SHARES

                                 TECHEDGE, INC.

                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of Techedge, Inc. identified in this prospectus of 2,794,118 shares of our common stock, certain of which stockholders purchased or have agreed to purchase 2,000,000 shares of our common stock in a private offering and 694,118 shares of our common stock are issuable upon the exercise of warrants issued or to be issued in connection with such offering and certain of which stockholders received 100,000 shares of our common stock in exchange for the provision of consulting services. No securities are being offered or sold by us pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

      The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.

      Our common stock is quoted on the OTC Bulletin Board ("OTCBB") under the trading symbol "TEDG." The last reported bid price for our common stock on the OTCBB on June 10, 2005, was $0.65 per share.

      Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is             , 2005

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................4
YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
  INHERENTLY UNCERTAIN.......................................................10
USE OF PROCEEDS..............................................................11
PRICE RANGE OF OUR COMMON STOCK..............................................11
DIVIDEND POLICY..............................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................12
BUSINESS.....................................................................17
MANAGEMENT...................................................................23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................33
DESCRIPTION OF CAPITAL STOCK.................................................34
SELLING STOCKHOLDERS.........................................................36
VALIDITY OF COMMON STOCK.....................................................39
EXPERT.......................................................................39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES.................................................39
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................39
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE.....................F-1

             This prospectus contains service marks, trademarks and
                          tradenames of Techedge, Inc.

                               PROSPECTUS SUMMARY

      This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors" section beginning on page 4 and our financial statements and their related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our common stock. Unless otherwise indicated in this prospectus or the context otherwise requires, references to "we," "us" or "our company" refer to Techedge, Inc. and its subsidiaries and not to the selling stockholders.

Overview

      Techedge, Inc. is a mobile voice over Internet protocol, or VoIP, solution provider. We have developed network services for carriers combining matured wireless products with advanced VoIP technology. We are primarily focused on providing low cost mobile VoIP products and services and carving a niche in providing enabling technology to communications service providers targeting underserved markets in the United States. Our goal is to help communications service providers in these markets minimize infrastructure investment and create new sources of revenue with products that are easy to deploy, scalable and cost effective.

      We have developed an IP-PCS product, consisting of hardware and software, that uses Personal Handyphone System, or PHS, mobile telephone technology on unlicensed Personal Communication Service, or PCS, frequencies, 1920MHz to 1930MHz, to wirelessly transmit phone calls and other data. We have substantially completed development of our IP-PCS product and are engaged in efforts to commercialize this product. We are in the development stage, and have not yet initiated sales of our principal product, IP-PCS systems and solutions.

      In addition, through our subsidiary, Quantum Communications Inc., we provide limited VoIP and value-added communications services, such as long-distance service, toll-free service, conferencing service, virtual number service, to selected business and residential customers, using the platform and network developed for our IP-PCS product. These services have been marketed primarily to Chinese commercial and residential users in the U.S. and to U.S.-based businesses with Chinese operations.

Company History

      Techedge was incorporated in Delaware in July 2002 to serve as the successor to the business and interests of BSD Development Partners, LTD., or BSD. BSD was a Delaware limited partnership formed in 1997 for the purpose of investing in the intellectual property of emerging and established companies. BSD realized net proceeds of $1,319,500 from a private placement to accredited investors in early 1998. In December 2000, BSD's partnership agreement was amended to permit the general partner, in its sole discretion, to merge BSD into a corporation. BSD merged with Techedge in September 2002. From September 2002 until June 2004, Techedge endeavored to continue the business of BSD.

      On June 9, 2004, we acquired all of the issued and outstanding stock of China Quantum Communications, Ltd., or CQCL, pursuant to a share exchange agreement dated as of that date, by and among Techedge, certain of our stockholders, CQCL and its shareholders, to whom we refer to as the "CQCL shareholders". Pursuant to the share exchange agreement, we issued 72,000,000 shares of our common stock to the CQCL shareholders in exchange for all of the capital stock of CQCL held by them, thereby increasing our total outstanding shares of common stock from 8,000,000 shares to 80,000,000 shares. As a result of the exchange, the CQCL shareholders acquired 90% of our issued and outstanding shares of common stock on a post-exchange basis.

      As part of this transaction, our then existing directors and officers resigned as directors and officers of Techedge and were replaced by directors and officers designated by CQCL. Following the closing of the share exchange, our current directors were appointed.

      Following the acquisition of CQCL, we refocused our business efforts on developing and providing our IP-PCS product. We have continued operating CQCL's communications service business through CQCL and CQCL's wholly-owned subsidiaries, China Quantum Communications Inc., a Delaware corporation, and Guang Tong Wang Luo (China) Co. Ltd. (or Quantum Communications (China) Co., Ltd.), a Chinese company.

      As a result of the share exchange, although Techedge is the parent company, the financial information included in this prospectus for periods prior to the share exchange relates to CQCL as it is the acquirer for accounting purposes.

Principal Executive Office

      Our principal executive offices are located at 33 Wood Avenue South, 7F, Iselin, New Jersey 08830. Our telephone number at that address is (732) 632-9896. Our principal corporate website is www.techedgeinc.net. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

                                  The Offering

Common stock being offered by selling
stockholders..........................  2,794,118 shares

OTCBB Symbol..........................  TEDG

Risk factors..........................  The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See "Risk Factors" beginning on page 4.

                                  RISK FACTORS

      An  investment  in our common  stock is  speculative  and  involves a high degree  of risk  and  uncertainty.  You  should  carefully  consider  the  risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our company, before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

                          Risks Related to Our Business

We have reported losses from operations in every year of our operating history.

      We have never generated profits from operations in any year. At March 31, 2005, we had an accumulated deficit of $6.0 million. We will need to significantly increase our annual revenue to achieve profitability. We may not be able to do so. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

      We have incurred significant expenses in the past. For example for the twelve months ended December 31, 2004, we incurred research and development and general and administrative expenses of $1.51 million. We incurred approximately $636,000 of additional research and development and general and administrative expenses during the three months ended March 31, 2005. Although we cannot quantify the amount, we expect expenses to continue to increase for the remainder of 2005 and to continue to incur losses.

We may not be able to obtain sufficient funds to grow our business.

      We are a development stage company. Due to the nature and the stage of our company, we require additional capital to fund some or all of the following:

      o     Commercialization of our IP-PCS products and services;

      o Marketing and sales expenses targeting urban ethnic and rural market segments;

      o     IP-PCS system upgrade and enhancement;

      o     Working capital;

      o     Unanticipated opportunities;

      o     Strategic alliances;

      o     Potential acquisitions;

      o     Changing business conditions; and

      o     Unanticipated competitive pressures.

      There can be no assurance that we will be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our business, which could have a material adverse effect on our business, financial condition and results of operations.

      If our customers are unable to generate sales of services using our products and to manage delivery of these services to their customers, we may be unable to sell our products.

      Our future success depends, in part, on wireless communications service providers, which are our customers, generating revenue from the sale of mobile telephone services delivered using our products. Sales of our IP-PCS product may decline or be delayed if our customers do not successfully introduce commercial services derived from our mobile VoIP service delivery platform or if our customers do not generate revenue from these services sufficient to realize an attractive return on their investment in our IP-PCS product. Our ability to generate future revenue also depends on whether wireless communications service providers successfully sell and deliver services using our IP-PCS product to their customers.

If our IP-PCS product does not rapidly achieve market acceptance, we may be unable to achieve profitability.

      Our IP-PCS product offers a new approach for delivering wireless communications services by companies which may not perceive our products as being superior to existing wireless communications technologies. If wireless communications service providers do not accept our IP-PCS service delivery platform as a method for delivering mobile VoIP communications services to their customers, our ability to increase our revenue, achieve profitability and continue operations would be harmed.

Our products are technically complex and may contain errors or defects that are not found until our products are put to full use by our customers. Errors or defects in our products could seriously harm our reputation and our ability to sell our products

      Our products are more complicated than most networking products. They can be adequately tested only when put to full use in very large and diverse networks with high amounts of traffic. Because no customer has yet put our products to full use, we are currently unable to assess the likelihood or magnitude of this risk. Errors or defects in our products could result in:

      o Loss of customers and failure to attract new customers or achieve market acceptance; and

      o     Increased service and warranty costs.

A failure of our contract manufacturers or our sole source and limited source suppliers to meet our needs would seriously harm our ability to timely fill customer orders.

      We use third-party contract manufacturers to produce our IP-PCS service delivery product. If any of these manufacturers terminates its relationship with us or is unable to produce sufficient quantities of our products in a timely manner and at satisfactory quality levels, our ability to fill customer orders on time, our reputation and our operating results would suffer. Our contract manufacturers do not have a long-term obligation to supply products to us. Qualifying new contract manufacturers and starting volume production is expensive and time consuming and would disrupt our business.

      We purchase key components for our IP-PCS product, including PHS base stations and handsets, VAS Servers, IP gateways, WiMax, pre-WiMax and other broadband networking devices, from third-party suppliers. We do not have long-term supply contracts for these components. If our supply of these components is interrupted, we may be unable to locate an alternative source in a timely manner or at favorable prices. Interruption or delay in the supply of these components could cause us to lose sales to existing and potential customers.

Our business may be affected by rate cuts and increased usage of cellular telephones.

      Our regional mobile VoIP solution, IP-PCS, is expected to enable service providers to offer competitive prepaid wireless rates and direct dial international rates, as compared to those offered by cellular service operators. Significant cuts in cellular telephone rates, including direct dial international rates, could result in more cellular customers, and increasing usage of cellular services by existing users, thereby reducing or eliminating the need for these customers to purchase IP-PCS services from IP-PCS operators. We cannot predict how this development would impact our business. If IP-PCS rates and service enabled by our products are not attractive enough to compete with cellular telephone usage, our business, financial condition and results of operations may be materially and adversely affected.

If any of our significant suppliers were to terminate their relationships with us or compete against us, our revenue and market share will likely be reduced.

      Many of our suppliers also have significant development and marketing relationships with our competitors and have significantly greater financial and marketing resources than we do. If they develop and market products in the future in competition with us, or form or strengthen arrangements with our competitors, our revenue and market share will likely be reduced.

Our compliance with the Sarbanes-Oxley act and SEC rules concerning internal controls may be time consuming, difficult and costly for us.

      Although individual members of our management have experience as officers of publicly-traded companies, that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

If we do not effectively manage our growth, integrate newly hired key personnel and hire additional personnel, our operations will suffer.

      The growth of our operations places a significant strain on our management systems and resources. If we do not effectively manage our growth and improve our financial and managerial controls and systems, we may be unable to provide adequate service and support to our customers and our operations will suffer. We plan to hire additional employees this year, but we may be unable to hire and retain the type and number that we need.

The long sales cycle for our IP-PCS product, as well as the expectation that customers will sporadically place large orders, may cause our revenue and operating results to vary significantly from quarter to quarter, and the price of our stock to decline.

      A customer's decision to purchase our IP-PCS product involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. Communications service providers and other customers with complex networks usually expand their networks in large increments on a periodic basis. We may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. These events may cause our revenue and operating results to vary significantly and unexpectedly from quarter to quarter, which could cause our stock price to decline.

                          Risks Related to Our Industry

Competition could reduce our market share and decrease our revenue and margin.

      The market for telecommunications services is extremely competitive. Mobile VoIP is an emerging technology that is attracting many new entrants as our potential competitors. These entrants are using a range of wireless technologies, including PCS, Wi-Fi, and other wireless technologies. Many of our competitors have a superior presence in the overall telecommunications markets that we serve, are larger than Techedge and have substantially greater financial, technical, distribution and marketing resources than Techedge. We may not be able to compete successfully with these companies. If we do not succeed in competing with these companies, we will lose customers and our revenue will be substantially reduced, and our business, financial condition and results of operations may be materially and adversely affected.

      Some of our larger competitors have pre-existing relationships involving a range of product lines with the wireless service providers who are the principal potential customers for our IP-PCS product. These competitors may offer vendor financing, which we do not offer, undercut our prices or use their pre-existing relationships with our customers to induce them not to use our IP-PCS product.

Pricing pressures and increasing use of VoIP or wireless technology may lessen our product's competitive pricing advantage.

      The success of our future operations will depend, in part, on our IP-PCS product's ability to provide low cost local and long distance telephone services and achieve cost savings by using VoIP technology, as compared to carrying calls over traditional networks. In recent years, the price of telephone service has fallen to historic lows. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by various communications carriers. Some providers of traditional long distance services are offering unlimited or nearly unlimited use of some of their services for an attractive monthly rate. This development may reduce the price of local and long distance calls to a point where our customers no longer have a price advantage when using our solutions. We would then have to rely on factors other than price to differentiate our product and service offerings, such as regional wireless access and mobility. The decrease in pricing power and gross margin from our customers may materially and adversely affect our solutions' competitiveness, and affect our sales and margin.

We may not be able to keep pace with rapid technological changes in the communications industry.

      The market for wireless infrastructure equipment is subject to rapid technological change, the adoption of new standards, frequent new product introductions and changes in customer and end user requirements. We cannot predict the effect of technological changes on our business. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the products and technologies that we use, or these new services may render our products and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of products we offer and by developing new products and technologies to meet customer needs. Our success will depend, in part, on our ability to respond to technological advances and emerging industry standards on a cost effective and timely basis. If we are unable to do so, our business, financial condition and results of operations may be materially and adversely affected.

Unauthorized use of our intellectual property by third parties may damage our brand.

      We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. It may be difficult for us to enforce certain of our intellectual property rights against third parties who may have acquired intellectual property rights by filing unauthorized applications in foreign countries to register the trademarks that we use because of their familiarity with our operations. Since Internet related industries such as ours are exposed to the intellectual property laws of numerous foreign countries and trademark rights are territorial, there is uncertainty in the enforceability and scope of protection of our trademarks. The unauthorized use of our intellectual property by third parties may damage our brand and may have a material adverse effect on our business, financial condition and results of operations.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

      We cannot be certain that our products and services do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held or claimed by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against those third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

Federal and state regulations may be passed that could harm our business.

      Use of the Internet and private IP networks providing voice communications services is a relatively recent market phenomena. Although the provision of such services is largely unregulated in the United States, the United States Congress is considering several bills that would, if passed, impose new and additional regulations on providers of VoIP services, including customers using our IP-PCS solutions to deliver mobile VoIP services. Our ability to provide VoIP communications solutions with attractive rates to service providers arises in large part from the fact that VoIP services are currently not subject to the same regulation as traditional telephony. Because their services are currently not regulated to the same extent as traditional telephony, VoIP providers are currently avoiding paying charges that traditional telephone companies must pay. Local exchange carriers are lobbying the Federal Communications Commission, or FCC, and the states to regulate VoIP on the same basis as traditional telephone services. The FCC and several states are examining this issue. If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act, or provision of the same type of 911 services as required for traditional telecommunications providers could also place a significant burden on us depending on the technical changes required to accommodate the requirements from our customers. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially limit or eliminate for our customers the perceived competitive pricing advantage delivered by our IP-PCS products and services.

      Our ability to provide cost-effective IP-PCS products to wireless service providers also may be affected by FCC regulations on the use of previously unlicensed PCS spectrums, which our products use.

      More aggressive regulation of the Internet in general, and Internet telephony providers and services specifically, could increase our customers' costs of doing business and prevent our products from delivering the desired services profitably over the Internet, which could adversely affect our customer base and our revenue.

                     Risks Related to Our Capital Structure

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

      Our executive officers, directors, and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates beneficially owned as of May 31, 2005, in the aggregate, approximately 81% of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

The market price of our common stock may be volatile.

      The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the VoIP and wireless communications industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

      In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our common stock may be considered a "penny stock" and may be difficult to sell.

      The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Future sales of our common stock may depress our stock price.

      Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. At May 31, 2005, we had 81,455,000 shares of common stock outstanding. Substantially all of our outstanding shares either are eligible for resale to the public without restriction pursuant to Rule 144(k) or are eligible for resale to the public pursuant to Rule 144. At May 31, 2005, options to purchase 4,266,684 shares of our common stock were outstanding of which 4,122,685 were vested, and warrants or other rights to purchase 639,118 shares of our common stock were outstanding. We may also issue additional shares of stock in connection with our business and may grant additional stock options to our employees, officers, directors and consultants under our stock option plans or warrants to third parties. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

       YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
                              INHERENTLY UNCERTAIN

      This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," "Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

      All of the net proceeds from the sale of the shares offered pursuant to this prospectus will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders. A portion of the shares offered pursuant to this prospectus are issuable upon the exercise of warrants. If these warrants are fully exercised, we will receive gross proceeds of approximately $520,589, which will be used for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

                        PRICE RANGE OF OUR COMMON STOCK

      Since June 17, 2004, our common stock has been listed on the OTCBB under the trading symbol "TEDG." On June 10, 2005, the last reported bid price of our common stock on the OTCBB was $0.65 per share. On April 8, 2005, there were approximately 133 holders of record of our common stock. High and low bid prices of our common stock since June 17, 2004, as reported on the OTCBB are set forth in the table below:

Fiscal Year Ended December 31, 2004:
                                                     HIGH           LOW
                                                     ----           ---

       First Quarter..............................   N/A            N/A

       Second Quarter.............................   $1.15          $1.01

       Third Quarter..............................   $1.50          $0.35

       Fourth Quarter.............................   $1.01          $0.51

Fiscal Year Ended December 31, 2005:

       First Quarter..............................   $1.15          $0.74

       Second Quarter
       through June 10, 2005).....................   $1.04          $0.35

Such quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not necessarily represent actual transactions.

                                 DIVIDEND POLICY

      To date, we have not paid any dividends on our common stock and we do not intend to pay dividends for the foreseeable future, but intend instead to retain earnings, if any, for use in our business operations. The payment of dividends in the future, if any, will be at the sole discretion of our board of directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount or frequency of these dividends.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
                                  OF OPERATION

      The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

OVERVIEW

Techedge is a mobile voice over Internet protocol, or VoIP, solution provider. Techedge has developed network services for carriers combining matured wireless products with advanced VoIP technology. Techedge is primarily focused on providing low cost mobile VoIP products and services and carving a niche in providing enabling technology to communications service providers targeting underserved markets in the United States. We are in the development stage, and have not yet initiated sales from our principal product, IP-PCS systems and solutions. We have substantially completed development of our initial product offering and are engaged in efforts to initiate commercialization of this product. We are headquartered in New Jersey, with research and development and support centers in both the United States and China.

On June 9, 2004, Techedge acquired all of the issued and outstanding stock of CQCL pursuant to a share exchange agreement dated as of that date, by and among Techedge, certain of its stockholders, CQCL and the CQCL shareholders. Pursuant to the share exchange agreement, Techedge issued 72,000,000 shares of its common stock to the CQCL shareholders in exchange for all of the capital stock of CQCL, thereby increasing Techedge's total outstanding shares of common stock from 8,000,000 shares to 80,000,000 shares. As a result of the exchange, the CQCL shareholders acquired 90% of Techedge's issued and outstanding shares of common stock on a post-exchange basis.

For accounting purposes, because Techedge had become a shell company prior to the share exchange, the share exchange was treated as a recapitalization of CQCL. As such, the historical financial information prior to the share exchange is that of CQCL and its subsidiaries. Historical share amounts have been restated to reflect the effect of the share exchange.

The following discussion should be read in conjunction with our condensed consolidated financial statements and the notes thereto:

CRITICAL ACCOUNTING POLICIES

See "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements December 31, 2004 appearing elsewhere in this prospectus for our critical accounting policies. These policies include revenue recognition, determining our allowance for doubtful accounts receivable, accounting for cost of revenue, valuation of long-lived assets and research and development costs. No significant changes in our critical accounting policies have occurred since December 31, 2004.

RESULTS OF OPERATIONS

      In these discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.

Three Months Ended March 31, 2005, Compared to the Three Months Ended March 31, 2004

Revenues

Current revenues are from limited sales of VoIP and value added communications services to business and residential customers. Such revenues are not significant as we continue to focus on the commercialization of our initial IP-PCS product and development of additional IP- PCS systems and solutions.

Revenue decreased to $66,503 in the 1st quarter of 2005 from $79,179 in the 1st quarter of 2004. The decrease in VoIP service revenues is due to reduced marketing and sales activities, and significant rate cuts in response to continued price reductions among competitors.

No customer represented more than 10% of our total revenues for the 1st quarter of 2005 or 2004.

Comprehensive Loss

Comprehensive loss increased to $(625,373) in the 1st quarter of 2005 from $(261,435) in the 1st quarter of 2004. The increase in loss is due to decreased revenues, and an increase in legal, accounting, finance, and research and development expenses.

Cost of Revenues and Gross Margin

The cost of service revenues consists of costs primarily associated with network operations and related personnel, telephony origination and termination services provided by third-party carriers, and indirect costs associated with purchasing, scheduling and quality assurance.

The cost of revenues was $36,887 in the 1st quarter of 2005, compared to $36,138 in the 1st quarter of 2004.

Gross margins decreased to $29,616 in the 1st quarter of 2005 from $43,041 in the 1st quarter of 2004, primarily due to a temporary increase in variable cost including termination cost as revenues decreased.

Research and Development Expenses

Research and development ("R&D") expenses consist primarily of personnel for system design, implementation, and testing, and equipment costs associated with IP-PCS systems and solutions development. R&D expenses increased to $198,024 in the 1st quarter of 2005 from $83,146 in the 1st quarter of 2004. R&D costs, including software development costs and system integration costs, are expensed as incurred.

General and Administrative Expenses

General and administrative ("G&A") expenses consist primarily of personnel and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include sales commissions, trade show, advertising and other marketing and promotional expenses.

G&A expenses increased to $438,060 in the 1st quarter of 2005 from $195,968 in the 1st quarter of 2004. We experienced a significant increase in legal, accounting, finance, and Securities and Exchange Commission, or SEC, filing fees associated with becoming a publicly traded firm as a result of Techedge's acquisition of China Quantum Communications, Ltd., or CQCL, in June 2004, offset by a significant decrease in marketing and sales expenses. We anticipate that G&A expenses will increase as we seek to commercialize our IP-PCS systems and solutions.

Other Income (Expense)

Other income was $167 in the 1st quarter of 2005 compared to a loss of $(709) in the 1st quarter of 2004.

Income Taxes

No tax provision has been recorded for 2005 or 2004, as a result of the cumulative operating losses we have generated.

Year Ended December 31, 2004 (Fiscal 2004) Compared to Year Ended December 31, 2003 (Fiscal 2003)

Revenues

Current revenues are from limited sales of VoIP and value added communications services to business and residential customers. Such revenues are not significant as we continue to focus on the commercialization of our initial IP-PCS product and development of additional IP-PCS systems and solutions.

Revenue decreased to $312,899 in 2004 from $437,361 in 2003. The decrease in VoIP service revenues is due to reduced marketing and sales activities, and significant rate cuts in response to continued price reductions among competitors.

No customer represented greater than 10% of our total revenues for 2004 or 2003.

Comprehensive Loss

Comprehensive loss increased to $(1,448,884) in 2004 from $(1,066,997) in 2003. The increase in loss is due to decreased revenues, and an increase in research and development expenses.

Cost of Revenues and Gross Margin

The cost of service revenues consists of costs primarily associated with network operations and related personnel, telephony origination and termination services provided by third-party carriers, and indirect costs associated with purchasing, scheduling and quality assurance.

The cost of revenues decreased to $156,676 in 2004 from $180,981 in 2003, primarily due to decrease in variable cost as revenues decreased, including telephony origination and termination cost.

Gross margins decreased to $156,223 in 2004 from $256,380 in 2003.

Research and Development Expenses

R&D expenses consist primarily of personnel for system design, implementation, and testing, and equipment costs associated with IP-PCS systems and solutions development. R&D expenses were $432,144 in 2004 and $386,775 in 2003. R&D costs, including software development and system integration costs, are expensed as incurred.

General and Administrative Expenses

G&A expenses consist primarily of personnel and related overhead costs for sales, marketing, finance, legal, human resources and general management. Such costs also include sales commissions, trade show, advertising and other marketing and promotional expenses.

G&A expenses increased to $1,081,465 in 2004 from $861,422 in 2003. We experienced a significant increase in legal, accounting, and SEC filing fees associated with becoming a publicly traded firm as a result of Techedge's acquisition of CQCL in June 2004, offset by a significant decrease in marketing and sales expenses. We anticipate that G&A expenses will increase as we seek to commercialize our IP-PCS systems and solutions.

Other Income (Expense)

Other income decreased to $(12,291) in 2004 from $1,977 in 2003. The decrease is primarily due to a decrease in interest income caused by lower cash on hand.

Income Taxes

No tax provision has been recorded for 2004 or 2003, as a result of the cumulative operating losses we have generated.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents; working capital deficit. As of March 31, 2005, we had cash and cash equivalents of $37,532 and a working capital deficit of $(1,121,611), as compared to $54,876 and $(1,094,470), respectively, at December 31, 2004. The increase in our working capital deficit reflects a decrease in current assets and an increase in current liabilities. Our current liabilities of $1,619,319 include $1,001,942 in non-secured loans from and deferred compensation due to our officers which are payable on demand.

Net cash provided by operating activities. Net cash used in operating activities was $388,181 in the 1st quarter of 2005, as compared to net cash provided of $48,599 in the 1st quarter of 2004.

Net cash used in investing activities. Net cash used in investing activities was $16,663 in the 1st quarter of 2005, as compared to $182,801 in the 1st quarter of 2004.

Net cash provided by financing activities. Net cash provided by financing activities was $387,500, including $260,000 through issuance of common stock, and $127,500 from officers' advances in the 1st quarter of 2005, as compared to $70,085 net cash used in financing activities in the 1st quarter of 2004.

Capital stock transactions. On May 6, 2004, the CQCL board of directors approved the purchase and cancellation of 4,320,000 ordinary shares from a related party for an aggregate price of $432. On June 4, 2004, CQCL sold 2,520,000 ordinary shares in a private placement for proceeds of $504,000. On June 9, 2004, Techedge acquired CQCL through a share exchange. Pursuant to the share exchange agreement, the shareholders of CQCL exchanged all of their outstanding preferred shares and ordinary shares (5,013,600 and 49,308,800, respectively) for 72,000,000 shares of Techedge's common stock, representing approximately 90% of the Company's outstanding shares of common stock following the share exchange.

In February 2005, Techedge completed a private placement of 260,000 shares of common stock aggregating $260,000 at a price of $1.00 per share.

Currency  exchange  fluctuations.  For the purpose of funding  operations of our
Chinese  subsidiary,   we  have  implemented  simple  currency  hedging  against
fluctuations in the Chinese Renminbi to United States dollar exchange rate.

Need for current financing. Our ability to continue as a going concern is dependent upon our ability to raise capital in the near term to: (1) satisfy our current obligations, and (2) continue our mobile VoIP system and solution development and commercialization efforts. Furthermore, our future success will depend on our ability to successfully market and sell our IP-PCS products and solutions. We do not have sufficient capital to fund our operations at the current level unless we receive additional capital either through external independent or related party funding, revenues from sales, further expense reductions or some combination thereof.

SUBSEQUENT EVENTS

In April 2005, we completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant.

In April 2005, we completed a private placement (the "April Investor Placement") of 367,647 of common stock at a purchase price of $0.68 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $1.10 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

In May 2005, we completed a private placement (the "May Investor Placement") of 367,647 of common stock at a purchase price of $0.68 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $1.10 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

On May 27, 2005, we entered into an amendment regarding the subscription agreement governing the April Investor Placement and the May Investor Placement. Pursuant to the terms of the amended subscription agreement, the per share sale price of our common stock was reduced to $0.50 per share, such that we sold 500,000 shares in each of the April Investor Placement and the May Investor Placement for an aggregate purchase price of $250,000 in each instance, and the exercise price of the warrants that we had previously issued was reduced to $0.75 per share. Under the amended subscription agreement the investor in each of the April Investor Placement and May Investor Placement agreed to purchase at a second closing an additional 500,000 shares of common stock for a purchase price of $0.50 per share, or $250,000 in the aggregate, and warrants to purchase an additional 200,000 shares of common stock at an exercise price of $0.75 per share, which warrants will be exercisable at any time through the close of business on the fifth anniversary of their date of issue.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

RECENT ACCOUNTING PRNOUCEMENTS

In December 2004, the FASB issued SFAS Statement No. 123(R) on Share-Based Payments which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

                                    BUSINESS

Business Overview

      Techedge is a mobile voice over Internet protocol, or VoIP, solution provider. We have developed network services for carriers combining matured wireless products with advanced VoIP technology. We are primarily focused on providing low cost mobile VoIP products and services and carving a niche in providing enabling technology to communications service providers targeting underserved markets in the United States. We are in the development stage, and have not yet initiated sales from our principal product, IP-PCS systems and solutions. We have substantially completed development of our initial product offering and are engaged in efforts to initiate commercialization of this product. We are headquartered in New Jersey, with research and development and support centers in both the United States and China.

Company History

      Techedge was incorporated in Delaware in July 2002 to serve as the successor to the business and interests of BSD Development Partners, LTD., or BSD. BSD was a Delaware limited partnership formed in 1997 for the purpose of investing in the intellectual property of emerging and established companies. BSD realized net proceeds of $1,319,500 from a private placement to accredited investors in early 1998. In December 2000, BSD's partnership agreement was amended to permit the general partner, in its sole discretion, to merge BSD into a corporation. BSD merged with Techedge in September 2002. From September 2002 until June 2004, Techedge endeavored to continue the business of BSD.

      On June 9, 2004, we acquired all of the issued and outstanding stock of China Quantum Communications, Ltd., or CQCL, pursuant to a share exchange agreement dated as of that date, by and among Techedge, certain of our stockholders, CQCL and its shareholders, to whom we refer to as the "CQCL shareholders". Pursuant to the share exchange agreement, we issued 72,000,000 shares of our common stock to the CQCL shareholders in exchange for all of the capital stock of CQCL held by them, thereby increasing our total outstanding shares of common stock from 8,000,000 shares to 80,000,000 shares. As a result of the exchange, the CQCL shareholders acquired 90% of our issued and outstanding shares of common stock on a post-exchange basis.

      As part of this transaction, our then existing directors and officers resigned as directors and officers of Techedge and were replaced by directors and officers designated by CQCL. Following the closing of the share exchange, our current directors were appointed.

      Following the acquisition of CQCL, we refocused our business efforts on developing and providing our IP-PCS product. We have continued operating CQCL's communications service business through CQCL and CQCL's wholly-owned subsidiaries, China Quantum Communications Inc., a Delaware corporation, and Guang Tong Wang Luo (China) Co. Ltd. (or Quantum Communications (China) Co., Ltd.), a Chinese company.

Market Overview

      Despite being the world's largest telecom market, cellular penetration in the U.S. continues to trail penetration in Europe and the rest of the developed world. Experts predict that the majority of future voice communications will be conducted wirelessly. Fulfilling this demand represents a huge market potential. Furthermore, it is estimated that the majority of new wireless subscribers in the United States between 2004 and 2009 are going to use prepaid or hybrid plans, comprising about 14% of total mobile telephone revenue by 2009.

      A large percentage of cellular telephone users, especially those in ethnic communities and tourists from foreign countries or states, often spend a significant portion of their time within a single region or community, with little need for them to pay extra fees for roaming and coverage outside that region. These users would greatly benefit from a low cost, feature rich, wireless phone that works within their region and offers very low long distance rates.

Prepaid Wireless and Prepaid Calling Card Market

      For years, carriers have been concentrating their efforts on the postpaid wireless services market because of the relatively high average revenue per unit, or ARPU, and the fact that customers are locked in through contracts. With the increasing saturation in the postpaid wireless services market, prepaid wireless services are presenting phone service carriers with a way to grow and diversify their revenue base. On a revenue-per-user basis, prepaid users typically bring in only about one-third the revenue of "post-paid" ones, according to research firm IDC. By concentrating on contracts, U.S. wireless telecommunications companies have largely ignored a huge market segment: those who are credit challenged, cannot afford, or are not interested in, post-paid billing. Between the second quarter of 2003 and the same period in 2004, the average U.S. wireless carrier increased its customer base by just 10%. In contrast, TracFone, one of the first prepaid wireless service providers in the U.S., increased its customer base by 44% to reach 3.6 million users. A more recent prepaid entrant, Virgin Mobile USA more than doubled its customer base to
2.1 million. The prepaid wireless market today is $11.8 billion including calling card and wireless. The U.S. prepaid wireless market had over 18 million subscribers by the end of 2003. TracFone, Virgin Mobile USA, and other mobile virtual network operators, or MVNOs, have executed their prepaid wireless strategies with great success, tapping into previously underserved markets including youth, credit-challenged, immigrants and infrequent users. An MVNO is a mobile phone service operator that does not own its own spectrum and usually does not have its own network infrastructure. Instead, the MVNO has business arrangements with traditional mobile operators to buy minutes of use for sale to their own customers. Because these MVNOs buy wholesale minutes from incumbent carriers, they are forced to charge a relatively high rate to remain profitable. Techedge's IP-PCS solution is designed to allow these providers to eliminate their spectrum costs, lower usage costs by using an IP-backhaul and still offer value-added features such as short text messaging and information distribution services.

      Prepaid Wireless Market. The market for pay-as-you-go wireless telephone service market is expected to grow to 24% of the total wireless market by 2008, according to the Yankee Group. The number of wireless subscribers is expected to grow to 31.4 million by 2008. Frost & Sullivan expects the number of prepaid wireless subscribers to reach 29 million by 2007. Prepaid wireless is an easy, convenient way for millions of people, including immigrants that lack credit or bank accounts or foreign tourists who are in the United States temporarily, to obtain wireless service. Currently, about 50% of post-paid cellular plan applicants are turned down due to credit issues, especially members of ethnic groups such as Hispanics, Asians and African Americans. According to Atlantic-ACM Research, 40% of new cell phone users are expected to choose prepaid plans.

      Prepaid calling-card Market. The U.S. prepaid calling-card industry is projected to grow at 9.7% annually to reach $6.4 billion by 2008, according to Prepaid Calling Cards: Market Dynamics and Forecast 2003-2008, a report by telecommunications industry research firm Atlantic-ACM. Despite the expected growth of the prepaid calling card market, competition is growing and providers of prepaid telephone services are looking for additional sources of revenue and new business strategies to differentiate themselves from their competitors. Techedge's low-cost IP-PCS solution will allow wireless telephone service providers to offer additional capabilities that can translate to new sources of revenue.

Our Competitive Advantages

      Techedge's IP-PCS solution focuses on providing low-cost wireless services to ethnic minorities, tourists, and campus environments, which are frequent users of long distance calling services. Routing international calls through an IP backbone significantly reduces long distance charges.

Significant expected advantages of our IP-PCS solutions include:

      o     Low Capital Expenditure per Subscriber:

            - Network infrastructure and handsets are significantly cheaper than digital cellular telephone systems using code division multiple access, or CDMA, or global system for mobile communications, or GSM, technologies.

            -     No frequency license cost.

      o     Ease of deployment

            -     Unlicensed radio spectrum is available nationwide.

            -     IP connections are ubiquitous.

            - Low power base stations have fewer zoning restrictions and do not require tower construction.

            - High reuse of radio spectrum, allowing traffic densities of up to 15,000 subscribers per square kilometer.

      o     Long Handset Battery Life

            -     Low  power  consumption  (10mW/hr.   compared  with  200mW/hr.
                  required for standard CDMA handset)

            - Battery life is 3 to 4 times that of high power wireless handsets

      o     Better Voice Quality

            - Provides 4 times the erlang capacity, or traffic density, of a cellular network.

            - 10 subscribers per channel compared to 40 subscribers per channel for cellular networks.

      o     Environmentally Friendly

            - PHS phones generally emit 90% fewer electromagnetic waves than mobile phones

            - In Japan, hospitals and similar institutions prefer PHS handsets because of the fear of electromagnetic interference with medical equipment

Marketing and Sales

      Techedge is targeting telecommunication service providers serving ethnic, youth, budget conscious and other markets, the members of which are likely to choose prepaid plans. Techedge's IP-PCS product focuses on providing low-cost wireless services that can be offered as prepaid plans in niche markets such as ethnic minorities, tourists, and campus environments. Ethnic groups, especially new immigrants, are the single largest segment purchasing prepaid products. Another large potential market segment for prepaid wireless services are low-income Americans. Since many of these simply cannot afford a locked-in contract for their phones, it makes much more sense for them to choose prepaid calling services that allow them to purchase services for which they can currently pay. IP-PCS's expected cost advantage makes it an attractive solution for this market segment. For the traditional cellular carriers, the break-even period for a prepaid customer can be as much as two years more than for contract customers, according to consulting firm Adventis. IP-PCS allows the carrier to spend less money to reach and service prepaid users and expand coverage areas as market demands require.

      Techedge intends to initially approach selected tier 2 and tier 3 carriers or Internet service providers, or ISPs, including MVNOs, to deploy its IP-PCS solution in niche markets. Techedge also plans to offer its IP-PCS solution to selected players in the prepaid calling card market, especially to ones looking for additional sources of revenue. Both wireless carriers and prepaid calling card providers have broad distribution networks and multiple relationships with diverse groups of retailers including convenience stores, gas stations, grocery stores, check cashers, money-transfer companies, and electronics stores.

      Techedge has hired people or entered into commercial agreements with companies that have strong relationships with regional carriers or ethnic communities. Techedge will continue to seek to develop relationships with ISPs and cable companies to market its products. Techedge plans to actively participate in trade shows, associations and cross marketing campaigns with equipment suppliers to promote its technologies. Techedge's equipment manufacturing suppliers are well known in the telecommunications industry, which will allow the Company to capitalize on the strength of the names of its equipment manufacturers to market Techedge's products to carriers.

Key Suppliers

      We purchase from selected telecommunications equipment manufacturers system components used in our products and to deliver our services, including PHS base stations and handsets, VAS Servers, IP gateways, WiMax, a standards-based wireless technology that provides high-capacity broadband connections over long distances, pre-WiMax and other broadband networking devices. We have formed strategic alliances with leading Asian telecommunications equipment vendors, such as ZTE, UTStarcom, and Show Engineering, to manufacture the IP base stations.

Competition

      The market for telecommunications services is extremely competitive.

      In the wireless infrastructure business, we compete with large established wireless equipment manufacturers such as Motorola, Nokia, Siemens, Lucent, Nortel, Ericsson, Alcatel, Samsung and NEC. These companies offer a wide range of range of wireless network systems that use competing technologies. Mobile VoIP is an emerging technology that is attracting many new entrants as our potential competitors. These entrants are using a range of wireless technologies, including PCS, Wi-Fi, and other wireless technologies. We believe that we are a market leader in using IP-PCS technology to provide mobile VoIP services.

      Our phone service operations face significant competition from traditional telecommunications providers, as well as wireless, cable and other providers of telecommunications services. We compete for customers based principally on service offerings, price and customer service.

      The success of our future operations will depend, in part, on our IP-PCS product's ability to enable low cost local and long distance telephone services and achieve cost savings by using VoIP technology as compared to carrying calls over traditional networks. In recent years, the price of traditional telephone service has fallen to historic lows. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by various communications carriers. Some providers of traditional long distance services are offering unlimited or nearly unlimited use of some of their services for an attractive monthly rate. These developments may reduce the price of local and long distance calls to a point where our customers will no longer have a price advantage when using our products and services. We would then have to rely on factors other than price to differentiate our product and service offerings, such as regional wireless access and mobility. The decrease in pricing power and gross margin from our customers may materially and adversely affect our products' competitiveness, and affect our sales and margin.

Research and Development

      We operate research and development facilities in the United States and China, where our employees are involved in research and development and related activities. These employees have technical expertise in areas such as software and hardware development, system integration, wireless communications, switching, protocols, web applications, PC development, firewalls and network address translations, engineering real-time online transactions, billing, call management, and network monitoring. This staff is devoted to the improvement and enhancement of our existing product and service offerings, as well as to the development of new products and services. Our future success will depend, in part, on our ability to improve existing technology, to retain the services of talented employees and to develop new products and services that incorporate the leading technologies.

      Software development and system integration costs are our primary research and development expenditures. Such costs totaled $432,144 in 2004 and $386,775 in 2003.

Intellectual Property

      We regard copyrights, trademarks, trade secrets, patents, patent applications, and similar intellectual property as critical to our success and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, suppliers, and others to protect our proprietary rights.

Government Regulation

      Our ability to provide IP-PCS solutions to certain service providers using unlicensed spectrums may be affected by FCC regulations on the use of unlicensed PCS spectrums.

Employees

      As of December 31, 2004, we employed 50 individuals in the United States and China. Our employees are not represented by a labor union, and we consider our employee relations to be good.

Properties

      We are headquartered at 33 Wood Avenue South, 7F, Iselin, New Jersey. We also have research and development and support centers in both the United States and China.

      A summary of the material leased facilities where we conduct business operations is as follows:

Locations                     Sq. Ft.   Description      Lease Expiration Date
---------                     -------   ------------     ---------------------
Iselin, New Jersey              2000    Headquarter           April, 2008
New York, New York              1400    IP-PCS Trial        Month to month
Hang Zhou, China                4057    R&D, Support         Year to Year

      In addition to the facilities listed above, we have obtained telephony and Internet collocation space in special dedicated facilities to house Internet routing and related equipment, as well as general real estate spaces to house wireless base stations and antennas. We believe that our facilities are suitable and adequate for our current business needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

      We do not own any real property for use in our operations or otherwise.

Legal Proceedings

      We are not a party to, and none of our property is the subject of, any pending legal proceedings other than routine litigation that is incidental to our business. To our knowledge, no governmental authority is contemplating any such proceedings.

                                   MANAGEMENT

Directors and Executive Officers

      Set forth below is information concerning our directors and executive officers. Our board of directors currently consists of three directors.

Name                Age                   Position(s)
--------------     -------     -----------------------------------------------
Peter Wang          51         Chairman and Chief Executive Officer
Ya Li               35         Chief Financial Officer, Director and Secretary
Charles Xue         52         Director
Eugene Chen         46         Chief Operating Officer
Steve Lam           52         Chief Technology Officer

      The terms of office of each executive officer and director expires upon the election of their respective successors. Executive officers of the Company are appointed at the discretion of the Board of Directors with no fixed term. There are no family relationships between or among any of the executive officers or directors of the Company. The following biographical information about our directors and executive officers is based solely on information provided to us by them.

Peter Wang, 50, has served as the Director and Chief Executive Officer of CQCL since September 2000, and our Chairman and Chief Executive Officer since our acquisition of CQCL in June 2004. Mr. Wang co-founded and successfully built Unitech Telecom (renamed UTStarcom) as well as several other technology/service ventures. Mr. Wang has more than 20 years of experience in the telecommunication equipment and services industry and has held management, operations, and research and development positions in companies such as AT&T Bell Labs and Racal-Milgo Information System.

Ya Li, 35, has served as the Chief Operating Officer and a Director of CQCL since March 2002, our Chief Financial Officer and a Director since our acquisition of CQCL in June 2004, and our Chief Operating Officer from June 2004 to March 2005. From August 1998 to March 2000, Mr. Li was the Chairman and Chief Executive Officer of Global Villager Inc., which he founded and which was acquired by Startec Global Communications Inc., a telecommunications carrier focused on ethnic markets, in March 2000. Mr. Li has a B.S. in engineering from the University of Science & Technology of China, a M.S. in computer science from Temple University, and completed the two-year Management Program from the University of Pennsylvania's Wharton School of Business. From 1994 to 1999, Mr. Li worked in the information, telecommunications, and financial industries for Bell Atlantic, Donaldson Lufkin and Jenrette, Lehman Brothers, and Morgan Stanley. Mr. Li has served as a Director for the Chinese Finance Society, Council on U.S.-China Affairs, and China Chamber of Commerce in the U.S.

Charles Xue, 52, has served as a Director of CQCL since May 2002, and one of our Directors since our acquisition of CQCL in June 2004. Since 2001, Mr. Xue has served as Chairman of PRCEDU.com, one of the largest online education companies in China. Mr. Xue co-founded Unitech Telecom, which was renamed UTStarcom, Inc., and served as its Chairman from 1990 to 1996 and as its Vice-Chairman from 1996 to 2002. Mr. Xue founded 8848.net, a leading e-commerce site in China, and has served as its Chairman since 1998. Education??

Eugene Chen, 46, has served as our Chief Operating Officer since March 2005. From January 2005 until March 2005, Mr. Chen served as our Senior Vice President for Business Operations. Prior to joining Techedge, Mr. Chen worked at AT&T Corp. for over 21 years in various management and technical positions, including Director of Business Support Systems for its fixed wireless service. Mr. Chen also held a key management position in AT&T Solution's system integration practice which was responsible for deploying advanced data networking solutions for large enterprise customers. Most recently, Mr. Chen served as AT&T's Director - Signature Client Group Billing Operations responsible for large enterprise accounts from November 2002 to December 2004. Mr. Chen has a Bachelor of Science and a Masters of Science degree in Electrical Engineering from Columbia University of New York.

Steve Lam, 51, has served as our Chief Technology Officer since January 2005. From March, 2000 to November, 2004, Mr. Lam worked for UTStarcom, a telecommunication equipment manufacturer. He held a number of positions in UTStarcom including director of 3G architecture, SoftSwitch architecture, and Broadband Product Management. In 1998, Mr. Lam co-founded World PCS, a developer of PCS products for wireless local loop. Mr. Lam has over 20 years of diverse research and development experience in the areas of 2G and 3G mobile networks, soft-switches, cable television, and consumer electronics. Mr. Lam has held various positions with Plessey Telecommunication PLC and STC Telecommunication PLC in the United Kingdom and Siemens, SBC Technologies, and Panasonic
Technologies  in  the  United  States.  Mr.  Lam  holds  a  B.S.  in  Electronic
Engineering from the Chinese University of Hong Kong, an M.S. in Electronic Engineering and a Diploma of Management Sciences from the University of Manchester, Institute of Science and Technology in the in the United Kingdom.

Board of Directors

      We currently do not have any standing committees. The entire Board of Directors assumes the duties that would be delegated to an audit committee, a compensation committee and a nominating committee. We intend to expand the size of our Board of Directors, seek additional independent directors, and create an audit committee, a compensation committee, and a nominating committee in the future. The Board of Directors has 1 member, Charles Xue, who is independent as defined in The Nasdaq Stock Market listing standards currently in effect.

Director Compensation

      Directors do not receive cash compensation from us for the services they provide as directors, although all of the Company's directors are reimbursed for out-of-pocket expenses relating to attendance at board and committee meetings.

Executive Compensation

      The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during each of the Company's last three fiscal years to each Named Executive Officer.

                           Summary Compensation Table

                                                Annual                   Long-Term
                                             Compensation           Compensation Awards
                                             ------------           -------------------
 Name and Principal                                                Securities Underlying
     Position                    Year       Salary       Bonus           Options (1)
     --------                    ----       ------       -----           -----------
Peter Wang(2)                    2004         --(3)    $    --             662,700
Chief Executive Officer          2003         --            --                --
                                 2002         --            --                --

Ya Li (2)                        2004    $81,667(4)    $    --             662,700
Chief Financial Officer          2003         --            --                --
                                 2002         --            --                --

Gregory A. Konesky (5)           2004    $    --       $    --                --
Former Chief Executive           2003         --            --                --
Officer                          2002         --            --                --

-------------
(1) Represents shares of our common stock issuable upon exercise of options to purchase CQCL ordinary shares that we assumed as a result of our acquisition of CQCL in June 2004.

(2) Began employment with Techedge in June 2004.

(3) Prior to the commencement of employment with Techedge, Mr. Wang earned $20,000 in salary from CQCL during 2004, the payment of which has been deferred. Mr. Wang earned $80,000 in salary from CQCL during 2003, the payment of which has been deferred, and $120,000 in salary from CQCL during 2002, the payment of which has been deferred.

(4) Includes $71,667 of salary the payment of which has been deferred. Prior to the commencement of employment with Techedge, Mr. Li earned $58,333 in salary from CQCL during 2004, the payment of which has been deferred. Mr. Li earned $146,667 in salary from CQCL during 2003, the payment of $81,278 of which has been deferred, and $126,155 in salary from CQCL during 2002, the payment of $47,308 of which has been deferred.

(5) Mr. Konesky served as our Chief Executive Officer and President until his resignation in June 2004 in connection with our acquisition of CQCL. Mr. Konesky did not receive any compensation during the years indicated since Techedge had been a shell company with no operations prior to the acquisition of CQCL in June 2004.

Option Grants in Fiscal 2004

      The following table contains information regarding the grant of stock options to the Named Executive Officers during the year ended December 31, 2004. In addition, in accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), the following table sets forth the hypothetical gains or "options spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's common stock of 5% and 10% from the date the options were granted to their final expiration date.

                                               Options/SAR Grants in Last Fiscal Year
                      -----------------------------------------------------------------------------------------
                                          Individual Grants
                      -----------------------------------------------------------------------------------------
                            Number of         % of Total
                           Securities        Options/SARs
                           Underlying         Granted to
                          Options/SARs       Employees in    Exercise or   Expiration         Grant Date
     Name                 Granted(#)(1)       Fiscal Year    Base Price       Date           Market Value (2)
     ----                 -------------       -----------    ----------       ----           ----------------
Peter Wang                   662,700            15.53%      $    0.20        5/3/07             $0.81
Ya Li                        662,700            15.53%           0.20        5/3/12             $0.81
Gregory A. Konesky              --                --              --           --                 --

-------------

(1) Represents shares of our common stock issuable upon exercise of options to purchase CQCL ordinary shares that we assumed as a result of our acquisition of CQCL in June 2004.

(2) Represents the closing bid price of our common stock on August 2, 2004, the date that we assumed the outstanding CQCL option grants.

Employment Contracts and Termination of Employment, and Change-in-Control

      On March 10, 2005, the Board of Directors of Techedge, Inc., appointed Eugene K. Chen as its Chief Operating Officer. Mr. Chen was hired by Techedge on an at-will basis in accordance with the terms set forth in Techedge's original offer letter to him which he accepted in December 2004 and in accordance with Techedge's standard employee policies and procedures. In accordance with the offer letter, Mr. Chen receives an annual salary of $180,000 and other benefits consistent with Techedge's standard employee benefit package, including health, dental and life insurance, three weeks annual paid vacation and seven company holidays. The offer letter requires that Techedge's management recommend to the board of directors that Mr. Chen receive a combination of a stock option and restricted stock with respect to 3,250,000 shares of Techedge's common stock. The recommended stock option would be to purchase Techedge common stock at a price to be determined by the board of directors and would vest over a four-year period with 10% vesting at the end of the first three months of employment and monthly vesting thereafter. The recommended restricted stock would be subject to the terms of Techedge's 2005 Equity Compensation Plan and would vest over a four-year period with 25% vesting at the end of the first year of employment and annual vesting thereafter. To date, Techedge's board of directors has not acted on this recommendation. The offer letter provides that in the event that Mr. Chen's employment with Techedge is terminated by reason of an Involuntary Termination then he will be entitled to receive one year's base salary, to be paid in accordance with Techedge's normal payroll practices and subject to applicable withholding taxes, provided he delivers a general release of claims in form and substance satisfactory to Techedge. For purposes of the offer letter, "Involuntary Termination" means any termination by Techedge of Mr. Chen's employment other than as a result of death, Disability or Termination for Cause. "Disability" means Mr. Chen's inability to perform the normal and usual duties of his position with Techedge by reason of any physical or medical impairment that is expected to result in death or continue for a period of twelve consecutive months or more. "Termination for Cause" means the occurrence of any of the following actions by Mr. Chen: (i) commission of any act of fraud, embezzlement or dishonesty; (ii) unauthorized use or disclosure of confidential information or trade secrets of Techedge, (iii) intentional misconduct which has an adverse effect upon Techedge's business or reputation, (iv) continued failure to perform the major duties, functions and responsibilities of his position after written notice from Techedge identifying the deficiencies in his performance and a reasonable cure period of not less than 30 days or (v) a material breach of his fiduciary duties as an officer of Techedge.

Equity Compensation Plan Information

      The following table gives information as of December 31, 2004, about our common stock that may be issued upon the exercise of options and rights under our 2003 Non-Statutory Stock Option Plan and the CQCL 2001 Stock Plan. These plans were our only equity compensation plans in existence as of December 31, 2004. In April 2005, the board of directors adopted our 2005 Equity Compensation Plan, which adoption was ratified by our stockholders on May 20, 2005. As a result of the ratification of the 2005 Equity Compensation Plan, the CQCL 2001 Stock was terminated with respect to future option grants. No options have been granted under the 2003 Non-Statutory Stock Option Plan, and subsequent to December 31, 2004, the Board of Directors terminated the 2003 Non-Statutory Stock Option Plan.

                                                                                             (c)
                                                                                    Number of Securities
                                                                                     Remaining Available
                                         (a)                                         For Future Issuance
                                 Number Of Securities              (b)                  Under Equity
                                  To Be Issued Upon          Weighted-Average        Compensation Plans
                                     Exercise Of             Exercise Price Of      (Excluding Securities
                                 Outstanding Options,      Outstanding Options,         Reflected In
       Plan Category             Warrants and Rights        Warrants and Rights          Column (a))
       -------------             -------------------        -------------------      --------------------
Equity Compensation Plans
Approved by Stockholders .......              --                    $ --                             --

Equity Compensation Plans
Not Approved by Stockholders ...      4,266,684(1)                $0.20                   9,290,804(2)
                                      ---------                   -----                   ---------

TOTAL                                 4,266,684                   $0.20                   9,290,804
                                      =========                   =====                   =========

-------------
(1) Represents shares of our common stock issuable upon exercise of options to purchase CQCL ordinary shares that we assumed as a result of our acquisition of CQCL in June 2004.

(2) Represents 7,290,804 shares of Techedge common stock that remain available for future issuance under the CQCL 2001 Stock Plan, and 2,000,000 shares that were available for future issuance under the Techedge 2003 Non-Statutory Stock Option Plan as of December 31, 2004. Because the Board of Directors has since terminated the 2001 CQCL Stock Plan with respect to future option grants and the 2003 Non-Statutory Stock Option Plan, no shares remain available for future issuance under these plans.

Description of the CQCL 2001 Stock Plan

      Adoption and Shares Reserved. Our board of directors approved the assumption of the CQCL 2001 Stock Plan in August 2004 in connection with our acquisition of CQCL. The 2001 Stock Plan provided for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants.

      The 2001 Stock Plan provided that the maximum aggregate number of shares that may be subject to option and sold pursuant to the plan is 11,557,488 shares. As a result of the stockholders ratification of the adoption of the 2005 Equity Compensation Plan, the 2001 Stock Plan has been terminated with respect to future option grants. We are required to reserve and keep available such number of shares to satisfy the outstanding but unexercised options that have been granted under the 2001 Stock Plan.

      Administration. Our board of directors or a committee of our board administers the 2001 plan. The administrator has the power to determine the fair market value of the shares, select the employees, directors or consultants to whom options are to be granted, the terms of the options granted, including the exercise price, the number of shares covered by each option, form of consideration, terms of exercisability of the options and vesting acceleration or waiver of forfeiture restrictions; however, no additional options will be granted under the 2001 plan.

      Exercise Price. The administrator determines the exercise price of options granted under the 2001 plan, subject to the following requirements: (i) the exercise price of incentive stock options shall be no less than 100% of the fair market value per share, and for incentive stock options granted to employees who own greater than 10% of the voting power of all classes of our stock, the exercise price shall be no less than 110% of the fair market value per share; and (ii) the exercise price of nonstatutory stock options shall be no less than 85% of the fair market value per share, and for nonstatutory stock options granted to employees, directors or consultants who own greater than 10% of the voting power of all classes of stock, the exercise price shall be no less than 110% of the fair market value per share. The term of an option may not exceed 10 years from the date of grant, except in the case of incentive stock options granted to employees owning more than 10% of the voting power of all of our classes of stock, in which case the term shall be no more than 5 years.

      Termination of Employment. After termination of one of our employees, directors or consultants, that person may exercise an option for the period of time stated in the option agreement. In the case of termination of one of our employees, directors or consultants due to death or disability, the option will remain exercisable for 6 months following the date of termination. In all other cases, in the absence of a period of time in the option agreement, to the extent the option is vested the option will remain exercisable for 30 days following the date of termination. To the extent that an option is not exercised within the applicable time period, the unexercised option is reverted to the plan. If on the date of termination, the option is not fully vested, the unvested portion of the option is reverted to the plan.

      Non-Transferability of Options. Our 2001 plan generally does not allow for the transfer of options, except by will or the laws of descent, and only the holder of an option may exercise the option during the holder's lifetime.

      Adjustments upon Merger or Asset Sale. Our 2001 plan provides that the Administrator may allow holders to exercise options in the event of a proposed dissolution or liquidation of the company. The plan also provides that if we merge with another corporation, sell all or substantially all of our assets, the successor corporation will assume or provide a substitute for each option. If the outstanding options are not assumed or substituted, the options shall terminate as of the date of the merger or asset sale.

      Amendment and Termination. Our 2001 plan has been terminated with respect to future option grants. Our board of directors has the authority to amend, suspend or terminate the plan provided it does not adversely affect any option previously granted under it.

Description of the 2005 Equity Compensation Plan

The following description of the principal terms of the 2005 Plan is a summary and is qualified in its entirety by the full text of the 2005 Plan.

      Administration. The 2005 Plan will be administered by a duly authorized committee appointed by the Board of Directors and charged with administration of the 2005 Plan. The Committee may grant options to purchase shares of the Company's common stock, stock purchase rights and restricted or unrestricted stock awards ("awards") of shares of common stock to eligible employees, directors and consultants, determine the terms and conditions of each option, stock purchase right or award and adopt, amend and rescind rules and regulations for the administration of the 2005 Plan. No options, stock purchase rights or awards may be made under the Plan after April 14, 2015, but the 2005 Plan shall continue thereafter while previously granted options, stock purchase rights or awards remain subject to the 2005 Plan.

      Employees, Directors and Consultants Eligible to Receive Options or Awards Under the 2005 Plan. Persons eligible to receive options, stock purchase rights or awards under the 2005 Plan are those employees, directors and consultants of Techedge and its subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to our success.

      Shares Subject to the 2005 Plan. Subject to adjustments set forth in the 2005 Plan, the aggregate number of shares of common stock available for issuance under the 2005 Plan will be 8,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. If any option or stock purchase right granted under the 2005 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of common stock as to which such option, stock purchase right or award was forfeited shall be available for future grants within certain limits under the 2005 Plan. No director, employee or consultant may receive awards of or relating to more than 4,000,000 shares of Techedge's common stock in the aggregate in any year.

      Terms and Conditions of Options. The Committee determines the exercise price of options granted under the 2005 Plan. The exercise price of incentive stock options, however, must be at least equal to the fair market value per share of common stock (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder) issuable upon exercise of the option at the time the incentive option was granted. No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options issued under the 2005 Plan will be exercisable at such time or times as the Committee prescribes at the time of grant. Unless otherwise determined by the Committee, options will generally be exercisable as to 12.5% of the shares of common stock underlying such option 6th months after the date of grant and as to 1/42 of the remaining shares subject to the option each month thereafter.

      Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of common stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Committee is also authorized to establish a cashless exercise program.

      No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient's lifetime an option may be exercised only by the recipient. Unless otherwise determined by the Committee, options that are exercisable at the time of a recipient's termination of service with Techedge will continue to be exercisable for three months (twelve months if the optionee terminates service due to death or disability).

      Terms and Conditions of Stock Purchase Rights. Stock purchase rights may be issued either alone, or in tandem with, options or other awards under the 2005 Plan. A stock purchase right allows a recipient to purchase a share of common stock at a price determined by the Committee. The Company will have the right to repurchase the shares of common stock that are subject to the award upon the recipient's termination of service. Unless otherwise determined by the Committee, the Company's right of repurchase will lapse as to 12.5% of the purchased shares 6 months after the date of grant and will lapse as to 1/42 of the remaining purchased shares each month thereafter.

      Terms and Conditions of Restricted Stock Awards. The Committee may also grant a restricted stock award to any eligible employee, director or consultant. Under a restricted stock award, shares of common stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with the Company prior to the award having vested. Unless otherwise determined by the Committee, 12.5% of the shares subject to a restricted stock award will vest 6 months after the date of grant and as to 1/42 of the remaining shares each month thereafter. Unless otherwise determined by the Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

      Terms and Conditions of Unrestricted Stock Awards. The Committee may grant unrestricted stock awards to any eligible employee, director or consultant.
Unrestricted shares do not require any payment by the recipient and are not subject to forfeiture.

      In the event of a consolidation or merger in which Techedge is not the surviving corporation or which results in the acquisition of substantially all Techedge's outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all Techedge's assets, the 2005 Plan provides that all outstanding options and stock purchase rights will become exercisable, unless the successor entity assumes such options and stock purchase rights, and that the Company's right of repurchase with respect to shares covered by all outstanding stock purchase rights and all restrictions with respect to restricted stock awards will lapse.

      The Board may at any time amend the 2005 Plan for the purpose of satisfying the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the Board may not (a) increase the number of shares of common stock available under the 2005 Plan, (b) change the group of individuals eligible to receive options and/or purchase grants, or (c) extend the term of the 2005 Plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth as of May 31, 2005, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company's common stock;
(ii) each director and nominee for election to the Board of Directors; (iii) each of the named executive officers in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. The address for those persons for whom an address is not otherwise indicated is c/o Techedge, Inc., 33 Wood Avenue South, 7th Floor, Iselin, New Jersey 08830.

                                                 NUMBER OF         % OF COMMON
                                                 SHARES            STOCK
                                                 BENEFICIALLY      BENEFICIALLY
NAME                                             OWNED**           OWNED**

SB China Holdings PTE Ltd. (1)                    11,928,935          14.64%

UTStarcom Inc. (2)                                11,928,935          14.64%

Pacific Century Fund LLC (3)                      15,741,112          19.32%

PZW Family LLP (4)                                18,556,209          22.78%

Peter Wang (5)                                    26,840,231          32.69%

Ya Li (6)                                            538,444             *

Charles Xue                                                0             *

All Directors and Executive Officers
as a Group (5 persons) (7)                        27,378,675          33.12%
-----------------------------------------------------------------------------

* Indicates less than one percent.

** Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the "Currently Exercisable Options"). Each beneficial owner's percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.

(1) The address for SB China Holdings PTE Ltd. is 28F-A Zhao Feng World Trade Building, 369 Jiang Su Road, Shanghai 200050, PRC China.

(2) The address for UTStarcom, Inc., is 1275 Harbor Bay Parkway, Alameda, California 94502.

(3) Peter Wang, Techedge's Chief Executive Officer and Chairman of the Board of Directors, and Ya Li, Techedge's Chief Financial Officer, are each members of Pacific Century Fund LLC owning 28.88% and 30.92%, respectively, of the ownership interests of Pacific Century. The address for Pacific Century Fund LLC is 68 Cottonwood Court, Monmouth Junction, New Jersey 08852.

(4) PZW Family LLP is 20% owned by Peter Wang. The address for PZW Family LLP is 58261 Melton Road, Hillard, Florida 32046.

(5) Includes 3,976,336 shares held by MAC Wireless/PW LLC which is 80% owned by Mr. Wang, 1,325,469 shares held by Hangzhou Joray Electronics CO Ltd. which is 50% owned by Mr. Wang, 18,556,209 shares held by PZW Family LLP which is 20% owned by Mr. Wang, and 662,700 shares issuable upon exercise of Currently Exercisable Options. As the owner of 50% of the equity interests in Hangzhou Joray Electronics, Mr. Wang shares voting and investment power over the shares of Techedge common stock held by Hangzhou Joray Electronics. As one of the general partners of PZW Family LLP, Mr. Wang shares voting and investment power over the shares of Techedge common stock held by PZW Family LLP. Mr. Wang disclaims beneficial ownership of the shares held by MAC Wireless/PW LLC, Hangzhou Joray Electronics, and PZW Family LLP except to the extent of his pecuniary interest in the shares.

(6) Includes 538,444 shares issuable upon exercise of Currently Exercisable Options.

(7) Includes 1,201,144 shares issuable upon exercise of Currently Exercisable Options held by our executive officers and directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Since January 1, 2003, there has not been nor is there proposed any transaction or series of similar transactions to which we were or are to be a party in which:

o     The amount involved exceeds $60,000; and

o In which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest other than:

      - compensation agreements and other arrangements, that are described where required under "Executive Compensation;"

      -     the share exchange  described under "Change of Control of Techedge;"
            and

      -     the transactions described below:

      On February 8, 2005, Techedge, Inc., sold 260,000 shares of its common stock, par value $.0001 per share, to Pacific Century Fund LLC pursuant to a stock purchase agreement, dated that same day, with Pacific Century for a purchase price of $1.00 per share. Under the agreement, Techedge granted Pacific Century the right to include the shares that it purchased in any registration statement that Techedge might subsequently file (other than a registration statement on Form S-4, S-8 or other limited purpose form), subject to cutback in the case of an underwritten offering.

      On April 26, 2005, Techedge, Inc., sold 95,000 shares of its common stock, par value $.0001 per share, to Pacific Century Fund LLC pursuant to a stock purchase agreement, dated that same day, with Pacific Century for a purchase price of $1.00 per share. In addition, for no additional consideration, Techedge granted Pacific Century warrants to purchase 95,000 shares of our common stock at an exercise price of $1.50 per share. Under the agreement, Techedge granted Pacific Century the right to include the shares that it purchased in any registration statement that Techedge might subsequently file (other than a registration statement on Form S-4, S-8 or other limited purpose form), subject to cutback in the case of an underwritten offering.

      Peter Wang, Techedge's Chief Executive Officer and Chairman of the Board of Directors, and Ya Li, Techedge's Chief Financial Officer are each members of Pacific Century Fund LLC owning 28.88% and 30.92%, respectively, of the ownership interests of Pacific Century.

                          DESCRIPTION OF CAPITAL STOCK

General

      The following description of our securities is a summary and is subject in all respects to our certificate of incorporation, as amended, our bylaws and Delaware law.

      Our authorized capital consists of 100,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

      As of May 31, 2005, there were 81,455,000 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting for the election of our Board of Directors. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in our assets that are legally available for distribution, after payment of all debts and other liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our capital stock. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable.

Preferred Stock

      There are no shares of preferred stock outstanding. The board of directors has the authority, without action by the stockholders, to designate and issue the shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any of the shares of preferred stock upon the rights of the holders of the common stock until the board of directors determines the specific rights of the holders of such shares. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and hindering or preventing a change of our control without further action by the stockholders, thereby protecting management.

Options and Warrants

      At May 31, 2005, options to purchase 4,266,684 shares of our common stock that were granted under the CQCL 2001 Stock Plan were outstanding, of which 4,122,685 were vested. An additional 8,500,000 shares of our common stock are reserved for issuance pursuant to our 2005 Equity Compensation Plan. At May 31, 2005, warrants or other rights to purchase 639,118 shares of our common stock were outstanding.

Registration Rights

      At May 31, 2005, 3,244,118 shares of common stock, including the shares offered pursuant to this prospectus and 450,000 other shares of common stock either outstanding or issuable upon exercise of outstanding warrants, were subject to demand or piggyback registration rights for purposes of registering the resale of such shares under the Securities Act of 1933. In addition, we anticipate that all of the shares issuable upon exercise of outstanding options granted under the CQCL 2001 Stock Plan, as well as the shares of common stock to be issued under the 2005 Equity Compensation Plan, will be registered under the Securities Act of 1933.

Anti-Takeover Effects of Provisions of Our Charter Documents.

      Several provisions of our certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent
(1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and
(2) the removal of incumbent officers and directors.

      Our certificate of incorporation and bylaws:

      o provide that stockholders may only take action by written consent if such consent is unanimous;

      o     do not provide for cumulative voting; and

      o provide that special meetings of stockholders may be called only by our President, a majority of the members of our board of directors or holders of more than 50% of our outstanding shares of common stock.

      We are not currently subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with a 15% stockholder for a period of three years following the date the person became a 15% stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became a 15% stockholder is approved in a prescribed manner. Generally, the business combinations covered by this statute include:

      o     a merger;

      o     an asset or stock sale;

      o other transaction resulting in a financial benefit to the 15% stockholder; and

      o in determining whether a stockholder is a 15% stockholder, the Delaware statute generally includes the voting shares owned by the stockholder and the stockholder's affiliates and associates. Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, NY 10004.

                              SELLING STOCKHOLDERS

      Pursuant to a Subscription Agreement dated April 29, 2005, and amended as of May 27, 2005, we issued to Whalehaven Capital Fund Limited and Alpha Capital Aktiengesellschaft a total of 1,000,000 shares of our common stock at a purchase price of $0.50 per share or gross proceeds of $500,000, and, for no additional consideration, warrants to purchase a total of 294,118 additional shares of our common stock at an exercise price of $0.75 per share. In connection with the amended Subscription Agreement, Whalehaven and Alpha Capital shall, not later than five days after the effective date of the registration statement of which this prospectus is a part (such date, the "Final Closing Date"), purchase from us for a gross purchase price of $500,000, 1,000,000 shares of our common stock at a purchase price of $0.50 per share and warrants to purchase a total of 400,000 additional shares of our common stock at an exercise price of $0.75 per share. We are now registering in this prospectus the shares issued and to be issued in connection with the amended Subscription Agreement and the shares that may be acquired pursuant to the exercise of the warrants that have been issued and that will be issued so they can be resold. We will not receive any proceeds from the resale of the shares by the selling stockholders.

      We are also registering in this prospectus 100,000 shares of common stock that were issued to RMN Consulting LLC in exchange for consulting services so they can be resold.

      We will not receive any proceeds from the resale of the shares by the selling stockholders.

      The table below sets forth information concerning the resale of these shares, and includes a list of the stockholders whose shares are being registered for resale, the number of shares beneficially owned by each of the stockholders as of May 31, 2005, the number of shares being registered and the number of shares they will beneficially own if they sell all of the shares being registered.

                                       Amount of                          Amount of Shares     % of Shares to be
                                        Shares                           to be Beneficially       Beneficially
                                     Beneficially                           Owned After           Owned After
                                    Owned Prior to       Amount of           Secondary             Secondary
     Name of Beneficial Owner          Offering        Shares Offered         Offering              Offering
     ------------------------          --------        --------------         --------              --------
Whalehaven Capital Fund                  1,347,059(2)         1,347,059          0                     0%
Limited(1)

Alpha Capital                            1,347,059(2)         1,347,059          0                     0%
Aktiengesellschaft

RMN Consulting                                100,000           100,000          0                     0%

-------------

(1) Whalehaven Capital Fund Limited has indicated that Evan Schemenauer, Arthur Jones and Jennifer Kelly exercise joint voting or investment power over the shares beneficially owned by it.

(2) Includes (i) 500,000 outstanding shares, (ii) 147,059 shares issuable upon exercise of outstanding warrants, (iii) 500,000 shares to be purchased by the selling stockholder pursuant to the amended Subscription Agreement on the Final Closing Date and (iv) 200,000 shares issuable upon exercise of warrants to be issued to the selling stockholder pursuant to the amended Subscription Agreement on the Final Closing Date.

                              PLAN OF DISTRIBUTION

Sales by Selling Stockholders.

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales effected after the date the registration statement to which this prospectus relates is declared effective;

      o broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

      o through the writing or settlement of option or other hedging transactions, whether through an options exchange or otherwise;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

                            VALIDITY OF COMMON STOCK

      The legality of the securities offered in this prospectus has been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERT

      Techedge's consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and for the period from September 13, 2000 (date of inception) through December 31, 2004, included in this prospectus have been audited by Rosenberg Rich Baker Berman & Company, independent auditors, as stated in its report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Certificate of Incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the General Corporation Law of the State of Delaware. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you may desire to review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

      You should only rely on the information contained in this prospectus and the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding operation of the Public Reference Room. Copies of such material may also be obtained at the Public Reference Room at prescribed rates. Such materials can also be inspected on the SEC's web site at http:www.sec.gov.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Unaudited Interim Financial Statements
    Consolidated Balance Sheet as of March 31, 2005                         F-2
    Consolidated Statements of Operations for the three months              F-3
         ended March 31, 2005 and 2004 and for the period from
         September 13, 2000 (date of inception) through March 31,
         2005
    Consolidated  Statements  of Cash Flows for the three  months           F-4
         ended March 31, 2005 and 2004 and for the period from
         September 13, 2000 (date of inception) through March 31,
         2005
    Notes to Consolidated Financial Statements                              F-5
                                                                            F-8
Independent Auditor's Report

Financial Statements
    Consolidated Balance Sheet as of December 31, 2004                     F-10
    Consolidated Statements of Operations for the years ended              F-11
         December 31, 2004 and 2003 and for the period from
         September  13, 2000 (date of inception) to December 31, 2004
    Consolidated Statement of Changes in Stockholders' Equity              F-12
         (Deficit) for the period from September 13, 2000 (date of
         inception) to December 31, 2004
    Consolidated Statements of Cash Flows for the years ended              F-14
         December 31, 2004 and 2003 and for the period from
         September 13, 2000 (date of inception) to December 31, 2004
    Notes to Consolidated Financial Statements                             F-15
    Schedule I - Valuation and Qualifying Accounts                         F-29

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                 March 31, 2005
                                   (UNAUDITED)

ASSETS
Current Assets:
Cash and cash equivalents                                           $    37,532
Accounts receivable, net of bad debt reserve of $14,326                  35,777
Due from related party                                                  133,752
Prepaid consulting                                                      271,150
Prepaid expenses and other current assets                                19,497
                                                                    -----------
    Total Current Assets                                                497,708

Property and equipment, net of accumulated depreciation                 181,637
Investment in unconsolidated subsidiary                                 324,167
Other assets                                                             30,237
                                                                    -----------

    Total Assets                                                      1,033,749
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses                                   539,077
Other liabilities                                                        78,300
Due to officers                                                       1,001,942
                                                                    -----------
    Total Current Liabilities                                         1,619,319
                                                                    -----------

Commitments and contingencies                                                --

Stockholders' Equity (Deficit):
Common Stock, stated value $.0001, 100,000,000
  shares authorized; 80,360,000 shares issued and outstanding             8,036
Additional paid-in capital                                            5,441,546
Deficit accumulated during development stage                         (6,031,626)
Accumulated other comprehensive income                                   (3,526)
                                                                    -----------
    Total stockholders' equity (deficit)                               (585,570)
                                                                    -----------

    Total Liabilities and Stockholders' Equity                      $ 1,033,749
                                                                    ===========

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations
               For the Three Months Ended March 31, 2005 and 2004
                             and for the Period from
          September 13, 2000 (date of inception) through March 31, 2005
                                   (UNAUDITED)

                                                          Three Months Ended       For the Period From
                                                              March 31,             September 13, 2000
                                                    ----------------------------   (Date of Inception)
                                                        2005             2004       to March 31, 2005
                                                    ------------    ------------    -----------------
Revenues                                            $     66,503    $     79,179       $  1,223,942
Cost of Sales                                             36,887          36,138            624,811
                                                    ------------    ------------       ------------

Gross Profit                                              29,616          43,041            599,131
                                                    ------------    ------------       ------------

Costs and expenses:
  Research and development                               198,024          83,146          1,861,360
  General and administrative (including
    stock-based compensation of
    $56,500, $0, and $70,111, respectively)              438,060         195,968          4,442,126
  Depreciation and Amortization                           19,072          28,179            301,843
                                                    ------------    ------------       ------------
    Total costs and expenses                             655,156         307,293          6,605,329
                                                    ------------    ------------       ------------

Loss from operations                                    (625,540)       (264,252)        (6,006,198)
                                                    ------------    ------------       ------------

Other income (expense):
  Loss from unconsolidated subsidiary                         --              --            (60,134)
  Gain (Loss) on foreign currency                             --          (3,068)               660
  Interest income                                            167           2,359             34,046
                                                    ------------    ------------       ------------
    Total other income (expense)                             167            (709)           (25,428)
                                                    ------------    ------------       ------------

Net Loss                                            $   (625,373)   $   (264,961)      $ (6,031,626)
                                                    ------------    ------------       ------------

Unrealized gain (loss) on foreign
  currency translation, net of tax                            --           3,526             (3,526)
                                                    ------------    ------------       ------------

Comprehensive Loss                                  $   (625,373)   $   (261,435)      $ (6,035,152)
                                                    ============    ============       ============

Loss Per Common Share, basic and diluted            $      (0.01)   $       0.00
                                                    ============    ============

Weighted Average Common Shares Outstanding, basic
and diluted                                           80,148,571      67,739,604
                                                    ============    ============

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2005 and 2004
                and for the Period from September 13, 2000 (date
                      of inception) through March 31, 2005
                                   (UNAUDITED)

                                                                    Three Months Ended      For the Period From
                                                                         March 31,           September 13, 2000
                                                                --------------------------   (Date of Inception)
                                                                  2005             2004       to March 31, 2005
                                                                -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                        $  (625,373)   $  (264,961)     $(6,031,626)
Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation and amortization                                     27,245         28,179          378,618
   Loss on unconsolidated subsidiary                                     --             --           60,134
   Provision for doubtful accounts                                       --             --           14,326
   Loss on foreign currency exchange                                     --          3,526           (3,526)
   Stock-based compensation                                          56,500             --           70,111
   Changes in operating assets and liabilities:
       Accounts receivable                                             (838)        (1,491)         (50,103)
       Due from related parties                                      84,506         (3,581)        (133,752)
       Prepaid expenses and other current assets                     (3,393)        34,283          (26,960)
       Other assets                                                      --            (27)         (27,127)
       Accounts payable and accrued expenses                        254,872        252,671          568,962
       Other liabilities                                           (181,700)            --           78,300
                                                                -----------    -----------      -----------
          Net cash provided by (used in) operating activities      (388,181)        48,599       (5,102,643)
                                                                -----------    -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in unconsolidated subsidiary                               --       (157,419)        (408,270)
   Purchase of property and equipment                               (16,663)       (25,382)        (221,865)
                                                                -----------    -----------      -----------
          Net cash used in investing activities                     (16,663)      (182,801)        (630,135)
                                                                -----------    -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from private placement of common stock              260,000             --          768,800
   Repurchase of treasury stock                                          --             --             (432)
   Net proceeds from private placement of preferred stock                --             --        4,000,000
   Net proceeds from (repayments of) officers' advances             127,500        (70,085)       1,001,942
                                                                -----------    -----------      -----------
          Net cash provided by (used in) financing activities       387,500        (70,085)       5,770,310
                                                                -----------    -----------      -----------
Net increase (decrease) in cash and cash equivalents                (17,344)      (204,287)          37,532
Cash and Cash Equivalents, beginning of period                       54,876        710,694               --
                                                                -----------    -----------      -----------
Cash and Cash Equivalents, end of period                        $    37,532    $   506,407      $    37,532
                                                                ===========    ===========      ===========
Supplemental Disclosures of Cash Flow Information:
   Interest paid                                                $        --    $        --      $        --
                                                                ===========    ===========      ===========
   Income taxes paid                                            $        --    $       500      $     2,173
                                                                ===========    ===========      ===========

          See notes to the unaudited consolidated financial statements

                          Techedge, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

These financial statements should be read in conjunction with a reading of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through March 31, 2005 the Company had incurred development stage losses totaling $6,031,626, and net cash used in operating activities of $5,102,643. At March 31, 2005 the Company had $37,532 of cash and cash equivalents and $35,777 of net trade receivables to fund short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) successfully develop, deploy and market its products on a wide scale.

3. PREPAID CONSULTING

During the quarter ended, March 31, 2005, the Company became obligated to issue 402,000 fully vested, non-forfeitable warrants to purchase shares of common stock to two consultants for services in addition to cash payments. Warrants to purchase a total of 267,200 shares are to be issued for services that extend into the future and are amortized monthly over the period of the agreement, ranging from four to six months. Warrants to purchase a total of 134,800 shares are to be issued for services performed during the three months ended March 31, 2005 and were expensed. Since there was no readily determinable value for the consulting services provided or to be provided, the fair value of the warrants granted during the three months ended March 31, 2005 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%; annual volatility of 0%; and based upon a risk-free interest rate of 3.0% and expected warrant life of 2 years. The Company accounted for the prepaid value of consulting services in accordance with EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.

During the quarter ended, March 31, 2005, the Company granted 100,000 fully vested, non-forfeitable shares of common stock to a consultant for services that extend into the future and are amortized monthly over the period of one year, the term of the agreement. Since there was no readily determinable value for the consulting services provided or to be provided, the fair value of the shares was recorded as of the date of grant in the amount of $110,000. The Company accounted for the prepaid value of consulting services in accordance with EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.

4. STOCKHOLDERS' EQUITY

In February 2005, the Company completed a private placement of 260,000 shares of common stock at a price of $1.00 per share, or gross proceeds of $260,000.

During the quarter ended, March 31, 2005, the Company granted 402,000 fully vested, non-forfeitable warrants to purchase shares of common stock to two consultants for services in addition to cash payments. See Footnote 4 for more information regarding transaction.

During the quarter ended, March 31, 2005, the Company granted 100,000 fully vested, non-forfeitable shares of common stock to a consultant for services. See Footnote 4 for more information regarding transaction.

5. RELATED PARTY TRANSACTIONS

The Company records material related party transactions. The Company incurs costs for certain administrative expenses from a company owned 100% by the Company's CEO. Those charges are included in general and administrative expenses. The Company also provides services to a related party and those amounts are included in revenue.

The Company also purchases equipment used in the Research and Development from a company owned 100% by the Company's CEO.

The Company also engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

Following is a summary of transactions and balances with affiliated entities and related parties for 2005 and 2004:

                                                           Three Months Ended
                                                                March 31,
                                                         -----------------------
                                                            2005          2004
                                                         --------       --------

Revenues from related parties                            $     --       $  6,025
Purchases and expenses from related parties              $  2,400       $ 18,691
Due from related parties                                 $133,752       $ 45,163

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO, CFO, CTO and COO. No written repayment agreements exist with either officer. Amounts are unsecured, non-interest bearing and due upon demand.

6. SUBSEQUENT EVENTS

In April 2005, the Company completed a private placement of 95,000 shares of common stock at a purchase price of $1.00 per share, or gross proceeds of $95,000, and, for no additional consideration, a cashless 2-year warrant to purchase an additional 95,000 shares at an exercise price of $1.50 per share. A value of $36,770 of the proceeds has been allocated to the warrant.

In April 2005, the Company completed a private placement of 367,647 of common stock at a purchase price of $0.68 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $1.10 per share. A value of $71,470 of the proceeds has been allocated to the warrant.

In May 2005, the Company completed a private placement of 367,647 of common stock at a purchase price of $0.68 per share, or gross proceeds of $250,000, and, for no additional consideration, a cashless 5-year warrant to purchase an additional 147,059 shares at an exercise price of $1.10 per share. A value of $68,240 of the proceeds has been allocated to the warrant.

To the Board of Directors and Stockholders of Techedge Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Techedge Inc. and Subsidiaries (a Delaware corporation in the development stage) as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003 and for the period from September 13, 2000 (date of inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Techedge Inc. and Subsidiaries as of December 31, 2004 and the results of their operations and cash flows for the two years ended December 31, 2004 and 2003 and for the period from September 13, 2000 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information, Valuation and Qualifying Accounts on page F-22 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, NJ
February 28, 2005

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                December 31, 2004

                                     ASSETS
Current Assets:
Cash and cash equivalents                                           $    54,876
Accounts receivable, net of bad debt reserve of $14,326                  34,939
Due from related parties                                                218,258
Prepaid expenses and other current assets                                16,104
                                                                    -----------
    Total Current Assets                                                324,177

Property and equipment, net                                             192,219
Investment in unconsolidated subsidiary                                 324,167
Other assets                                                             30,237
                                                                    -----------

    Total Assets                                                        870,800
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses                                   284,205
Other liabilities                                                       260,000
Due to officers                                                         874,442
                                                                    -----------
    Total Current Liabilities                                         1,418,647
                                                                    -----------

Commitments and Contingencies (Note 10)                                      --

Stockholders Equity:
Common stock, stated value $.0001, 100,000,000
  shares authorized; 80,000,000 shares issued and outstanding             8,000
Additional paid-in capital                                            4,853,932
Deficit accumulated during development stage                         (5,406,253)
Accumulated other comprehensive loss                                     (3,526)
                                                                    -----------
    Total Stockholders' Equity                                         (547,847)
                                                                    -----------

    Total Liabilities and Stockholders' Equity                      $   870,800
                                                                    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                                   For the Period From
                                                      For the Year Ended           September 13, 2000
                                                          December 31,             (Date of Inception)
                                                    2004               2003        to December 31, 2004
                                                ------------      ------------     --------------------
Revenues                                        $    312,899      $    437,361        $  1,157,439
Cost of Sales                                        156,676           180,981             587,924
                                                ------------      ------------        ------------
Gross Profit                                         156,223           256,380             569,515
                                                ------------      ------------        ------------

Costs and expenses:
  Research and development                           432,144           386,775           1,663,336
  General and administrative (including
    stock-based compensation of $0,
    $13,611 and $13,611, respectively)             1,081,465           861,422           4,039,102
  Depreciation and amortization                       75,945            74,002             246,173
                                                ------------      ------------        ------------

    Total costs and expenses                       1,589,554         1,322,199           5,948,611
                                                ------------      ------------        ------------

Loss from operations                              (1,433,331)       (1,065,819)         (5,379,096)
                                                ------------      ------------        ------------

Other income (expense):

  Loss from unconsolidated subsidiary                (20,796)          (11,049)            (60,134)
  Gain on foreign currency                             4,810            (1,908)                660

  Interest income (expense), net                       3,695            14,934              33,879
                                                ------------      ------------        ------------

    Total other income (expense)                     (12,291)            1,977             (25,595)
                                                ------------      ------------        ------------
Net Loss                                        $ (1,445,622)     $ (1,063,842)       $ (5,404,691)
                                                ------------      ------------        ------------

Unrealized loss on foreign
  currency translation, net of tax                    (3,262)           (3,155)             (3,526)
                                                ------------      ------------        ------------
Comprehensive Loss                              $ (1,448,884)     $ (1,066,997)       $ (5,408,217)
                                                ============      ============        ============
Loss Per Common Share, basic and diluted        $      (0.02)     $      (0.02)
                                                ============      ============
Weighted Average Common Shares Outstanding,
  basic and diluted                               74,120,075        67,595,795
                                                ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
       Consolidated Statement of Changes in Stockholders' Equity (Deficit)
 For the Period from September 13, 2000 (Date of Inception) to December 31, 2004

                                    Preferred Series A Stock                    Common Stock
                               -----------------------------------   -----------------------------------     Additional
                                                       $.0001                                $.0001            Paid-In
                                    Shares          Stated Value           Shares         Stated Value         Capital
                               ----------------   ----------------   ----------------   ----------------   ----------------
BALANCE, September 13, 2000                  --   $             --                 --   $             --   $             --
(date of inception)

Common stock issued in
private placement                            --                 --         63,619,200              6,362                 --

Net loss                                     --                 --                 --                 --                 --
                               ----------------   ----------------   ----------------   ----------------   ----------------
BALANCE, December 31, 2000                   --                 --         63,619,200              6,362                 --

Preferred stock issued in
private placement                     5,301,600                530                 --                 --          3,999,470

Foreign currency translation                 --                 --                 --                 --                 --

Net loss                                     --                 --                 --                 --                 --
                               ----------------   ----------------   ----------------   ----------------   ----------------
BALANCE, December 31, 2001            5,301,600                530         63,619,200              6,362          3,999,470

Issuance of common stock in
consideration for all of
the assets of WCG
Communications LLC                           --                 --          3,976,200                398            111,465

Issuance of preferred stock
in consideration for 100%
ownership of Zhejiang VSAT
Satellite Communication
Co., Ltd.                             1,325,400                133                 --                 --            226,395

Foreign currency translation                 --                 --                 --                 --                 --

Net loss                                     --                 --                 --                 --                 --
                               ----------------   ----------------   ----------------   ----------------   ----------------
BALANCE, December 31, 2002            6,627,000                663         67,595,400              6,760          4,337,330
                               ================   ================   ================   ================   ================

                                 Accumulated         Accumulated            Total
                                   Deficit              Other           Stockholders'
                                    During           Comprehensive         Equity
                               Development Stage     Income (Loss)        (Deficit)
                               -----------------   ----------------    ----------------
BALANCE, September 13, 2000    $             --    $             --    $             --
(date of inception)

Common stock issued in
private placement                        (1,562)                 --               4,800

Net loss                                (93,837)                 --             (93,837)
                               ----------------    ----------------    ----------------
BALANCE, December 31, 2000              (95,399)                 --             (89,037)

Preferred stock issued in
private placement                            --                  --           4,000,000

Foreign currency translation                 --                (825)               (825)

Net loss                             (1,251,210)                 --          (1,251,210)
                               ----------------    ----------------    ----------------
BALANCE, December 31, 2001           (1,346,609)               (825)          2,658,928

Issuance of common stock in
consideration for all of
the assets of WCG
Communications LLC                           --                  --             111,863

Issuance of preferred stock
in consideration for 100%
ownership of Zhejiang VSAT
Satellite Communication
Co., Ltd.                                    --                  --             226,528

Foreign currency translation                 --               3,716               3,716

Net loss                             (1,550,180)                 --          (1,550,180)
                               ----------------    ----------------    ----------------
BALANCE, December 31, 2002           (2,896,789)              2,891           1,450,855
                               ================    ================    ================

The accompanying notes are an integral part of these consolidated financial statements.

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
       Consolidated Statement of Changes in Stockholders' Equity (Deficit)
 For the Period from September 13, 2000 (Date of Inception) to December 31, 2004

                                      Preferred Series A Stock                    Common Stock
                               ------------------------------------    ------------------------------------       Additional
                                                        $.0001                                  $.0001             Paid-In
                                    Shares           Stated Value            Shares          Stated Value          Capital
                               ----------------    ----------------    ----------------    ----------------    ----------------
BALANCE, December 31, 2002            6,627,000    $            663          67,595,400    $          6,760    $      4,337,330

Stock issued for services                18,025                   2             144,204                  14              13,595

Foreign currency translation                 --                  --                                      --

Net loss                                     --                  --                  --                  --                  --
                               ----------------    ----------------    ----------------    ----------------    ----------------
BALANCE December 31, 2003             6,645,025                 665          67,739,604               6,774           4,350,925

Repurchase and  cancellation
of Common stock                              --                  --          (5,725,728)               (573)                141

Common stock issued in
private placement                            --                  --           3,340,008                 334             503,666

Effect of merger and
  recapitalization                   (6,645,025)               (665)         14,646,116               1,465                (800)

Foreign currency translation                 --                  --                  --                  --                  --

Net loss                                     --                  --                  --                  --                  --
                               ----------------    ----------------    ----------------    ----------------    ----------------
BALANCE, December 31, 2004                   --    $             --          80,000,000    $          8,000    $      4,853,932
                               ================    ================    ================    ================    ================

                                 Accumulated         Accumulated            Total
                                   Deficit              Other           Stockholders'
                                    During           Comprehensive         Equity
                               Development Stage     Income (Loss)        (Deficit)
                               -----------------   ----------------    ----------------
BALANCE, December 31, 2002     $     (2,896,789)   $          2,891    $      1,450,855

Stock issued for services                    --                  --              13,611

Foreign currency translation                 --              (3,155)             (3,155)

Net loss                             (1,063,842)                 --          (1,063,842)
                               ----------------    ----------------    ----------------
BALANCE December 31, 2003            (3,960,631)               (264)            397,469

Repurchase and  cancellation
of Common stock                              --                  --                (432)

Common stock issued in
private placement                            --                  --             504,000

Effect of merger and
  recapitalization                           --                  --                  --

Foreign currency translation                 --              (3,262)             (3,262)

Net loss                             (1,445,622)                 --          (1,445,622)
                               ----------------    ----------------    ----------------
BALANCE, December 31, 2004     $     (5,406,253)   $         (3,526)   $       (547,847)
                               ================    ================    ================

The accompanying notes are an integral part of these consolidated financial statements.

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows

                                                                   For the Years Ended           For the Period From
                                                                        December 31,              September 13, 2000
                                                                ----------------------------      (Date of Inception)
                                                                    2004             2003        to December 31, 2004
                                                                -----------      -----------      ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                        $(1,445,622)     $(1,063,842)     $       (5,404,691)
Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization                                  108,190          105,018                 351,373
     Loss on unconsolidated subsidiary                               20,796           11,049                  60,134
     Provision for doubtful accounts                                     --               --                  14,326
     Loss on foreign currency exchange                               (3,262)          (3,155)                 (3,526)
     Stock-based compensation                                            --           13,611                  13,611
     Changes in operating assets and liabilities:
          Accounts receivable                                       (11,371)          30,267                 (49,265)
          Due from related parties                                 (176,676)         (31,942)               (218,258)
          Prepaid expenses and other current assets                  43,562          (26,989)                (23,567)
          Other assets                                                1,093            1,386                 (27,127)
          Accounts payable and accrued expenses                    (174,129)         (21,492)                314,090
          Other Liabilities                                         260,000               --                 260,000
                                                                -----------      -----------      ------------------
              Net cash used in operating activities              (1,377,419)        (986,089)             (4,712,900)
                                                                -----------      -----------      ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in unconsolidated subsidiary                             --               --                (409,832)
     Purchase of property and equipment                             (12,420)         (33,243)               (205,202)
                                                                -----------      -----------      ------------------
              Net cash used in investing activities                 (12,420)         (33,243)               (615,034)
                                                                -----------      -----------      ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds from private placement of common stock            504,000               --                 508,800
     Repurchase of treasury stock                                      (432)              --                    (432)
     Net proceeds from private placement of preferred stock              --               --               4,000,000
     Proceeds from officers' advances                               230,453          318,221                 874,442
                                                                -----------      -----------      ------------------
              Net cash provided by financing activities             734,021          318,221               5,382,810
                                                                -----------      -----------      ------------------

Net increase (decrease) in cash                                    (655,818)        (701,111)                 54,876
Cash and Cash Equivalents, beginning of period                      710,694        1,411,805                      --
                                                                -----------      -----------      ------------------
Cash and Cash Equivalents, end of period                        $    54,876      $   710,694      $           54,876
                                                                ===========      ===========      ==================

The accompanying notes are an integral part of these consolidated financial statements.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

1. ORGANIZATION AND NATURE OF BUSINESS

China Quantum Communications, Ltd. ("CQ") was organized on October 4, 2000. The primary business of China Quantum Communications, Ltd. is to provide wireless, VoIP, and value-added communication services to commercial and residential users in the U.S. and China.

On December 29, 2000, CQ purchased 100% of the common stock of China Quantum Communications, Inc., which was formed on September 13, 2000, and China Quantum Communications, Inc. became a wholly owned subsidiary. Based on its controlling interest in China Quantum Communications, Inc., the operating results of China Quantum Communications, Inc. are included in the consolidated results of the Company since December 29, 2000.

On January 21, 2001, CQ formed China Quantum Communications, Ltd. (China), a wholly owned subsidiary. Based on its controlling interest in China Quantum
Communications, Ltd. (China), the operating results of China Quantum Communications, Ltd. (China) are included in the consolidated results of the Company since January 21, 2001.

In January 2001, CQ purchased 100% ownership of Zhejiang VSAT Satellite Communication Co., Ltd., owned in the majority by the Company's CEO. In September 2002, the Board of Directors authorized the issuance of 1,325,400 shares of Series A preferred stock as final consideration for the transaction. This transaction was accounted for as a purchase pursuant to SFAS Statement No. 141, "Business Combinations". The total purchase price of approximately $226,528, which was based on the fair market value of the assets purchased, was allocated among the various assets purchased in the acquisition.

On June 9, 2004, Techedge, Inc., a Delaware company (the "Company"), acquired all of the issued and outstanding stock of China Quantum Communications, Ltd., a Cayman Islands company ("CQ"), pursuant to a Share Exchange Agreement (the "Exchange Agreement"), by and among the Company, the shareholders of the Company, CQ and the shareholders of CQ.

Pursuant to the Exchange Agreement, CQ became a wholly-owned subsidiary of the Company, and in exchange for the CQ shares, the Company issued 72,000,000 shares of its common stock to the shareholders of CQ, representing approximately 90% of the Company's outstanding stock at the time.

For accounting purposes, because the Company had become a shell company prior to the share exchange, the share exchange was treated as a recapitalization of the Company. As such, the historical financial information prior to the share exchange is that of CQ and its subsidiaries. Historical share amounts have been restated to reflect the effect of the share exchange.

Currently the Company focuses its activities on providing low cost mobile Voice over IP (VoIP) solutions to service providers. It offers an "IP-PCS solution" that utilizes PHS mobile technology on an unlicensed PCS frequency for low-cost VoIP services. It has developed proprietary technologies in mobile IP call processing and owns key intellectual properties. It has substantially completed development of the IP-PCS product and is engaged in efforts to commercialize this product.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

2. LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

Through December 31, 2004 the Company had incurred development stage losses totaling $5,404,691, a working capital deficit of $1,094,470, and net cash used in operating activities of $4,712,900. At December 31, 2004, the Company had $54,876 of cash and cash equivalents and $34,939 of net trade receivables to fund short-term working capital requirements.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) successfully develop, deploy and market of its products on a wide scale.

The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2005 and continue its development and commercialization efforts. Management's plans in this regard include, but are not limited to, the following:

      Management estimates that the Company will need additional minimum capital of $1,250,000 by December 31, 2005 to continue its operations either through revenues from sales, external independent or related party funding, further expense reductions or some combination thereof.

      The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues. However, the Company has no definitive agreements to provide funding at this time.

      Management believes that actions presently being taken to complete the Company's development stage through the commercial roll-out of its IP based Personal Communication Service (PCS) platform will be successful. However, there can be no assurance that Techedge Inc. will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Techedge Inc., its wholly owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

Techedge Inc. considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

STOCK BASED COMPENSATION

Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

BAD DEBT RESERVE

The Company provides for an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables. The bad debt reserve is $14,326 at December 31, 2004.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of five years. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

REVENUE RECOGNITION

The Company recognizes revenue for its telecommunications services at the time the services are provided to the end user.

RECLASSIFICATIONS

Certain amounts in the 2003 financial statements have been reclassified for comparative purpose to conform to presentation in the 2004 financial statements.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial Risks

At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Geographical Risks

Approximately 77% of the Company's assets and approximately 22% of the Company's operations were in China for the year ended December 31, 2004. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in China, and by the general state of China's economy. The Company's operations in China are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in China, and by changes in governmental policies with respect to laws and regulations, changes in China's telecommunications industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was $2,639, $38,116 and $152,047 for the years ended December 31, 2004, 2003 and for the period from September 13, 2000 (date of inception) to December 31, 2004, respectively.

COMPREHENSIVE INCOME (LOSS)

The Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting of comprehensive income and its components. In addition to net loss, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. Items of comprehensive income include foreign currency exchanges.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to operations as incurred and amounted to $432,144, $386,775, and $1,663,336 in 2004, 2003 and for the period from September 13, 2000 (date of inception) to December 31, 2004, respectively. Costs consist primarily of salaries and related costs of employees engaged in research, design and development activities, the cost of parts for prototypes and equipment depreciation.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LONG-LIVED ASSETS

The Company accounts for long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which became effective for the Company on July 1, 2002 for the year ended December 31, 2002. Under SFAS No. 144, the Company reviews long-term assets for impairment whenever events or circumstances indicate that the carrying amount of those assets may not be recoverable. The Company also assesses these assets for impairment based on their estimated future cash flows. The Company has not incurred any losses in connection with the adoption of this statement.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for Techedge Inc.'s cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

The carrying amounts reported in the consolidated balance sheets for Techedge Inc.'s amounts recorded as other liabilities and due to officers approximate their fair values based on current rates at which the Company could borrow funds with similar maturities.

SEGMENT REPORTING

The Company operates in a single segment, offering telephony services while focusing its activities on providing low cost mobile Voice over IP (VoIP) solutions to service providers.

FOREIGN CURRENCY TRANSLATION

Operations of two of the Company's subsidiaries are conducted in China and the financial statements of those subsidiaries are translated from China's Renminbi, the functional currency, into U.S. Dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Accordingly, all foreign currency assets and liabilities are translated at the period-end exchange rate and all revenues and expenses are translated at the average exchange rate for the period. The effects of translating the financial statements of foreign subsidiaries into U.S. Dollars are reported as a cumulative translation adjustment, a separate component of comprehensive income in stockholders' equity. Foreign currency transaction gains and losses are reported in earnings and consisted of $4,810 of gains in 2004, $1,908 of losses in 2003, and $660 of gains for the period from September 13, 2000 (date of inception) to December 31, 2004.

LOSS PER COMMON SHARE, BASIC AND DILUTED

Techedge Inc. accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect would be anti-dilutive.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS Statement No. 123(R) on Share-Based Payments which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                             For the Period From
                                                            December 31,      September 13, 2000
                                                   -----------------------   (Date of Inception)
                                                      2004          2003     to December 31, 2004
                                                   ---------     ---------   --------------------
Interest paid                                      $      --     $      --     $             --
                                                   =========     =========     ================
Income taxes paid                                  $     500     $     750     $          2,173
                                                   =========     =========     ================

Schedule of Non-Cash Investing and Financing
Activities:
Issuance of 72,000,000 shares of common stock
in exchange for 100% of the outstanding
preferred and ordinary shares of China Quantum
Communications, Ltd.                               $   2,388     $      --
                                                   =========     =========
Issuance of 144,204 CQ ordinary shares and
18,025 CQ Series A preferred shares to
consultants for services                           $      --     $  13,611
                                                   =========     =========

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

5. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consists of the following at December 31, 2004:

      Equipment                                                 $ 528,525
      Office furniture and equipment                               15,067
                                                                ---------
                                                                  543,592
      Less-Accumulated depreciation                              (351,373)
                                                                ---------
                                                                $ 192,219
                                                                =========

Depreciation expense for the years ended December 31, 2004, 2003 and for the period from September 13, 2000 (date of inception) to December 31, 2004, was $108,190, $105,018, and $351,373, respectively, of which $32,245, $31,016 and
$105,200 respectively, is included in research and development expense.

6. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

Investment in unconsolidated subsidiary represents a 100% ownership of Zhejiang Guang Tong Wang Luo Co., Ltd (ZJQC), a Chinese telecommunications company, which was purchased on September 13, 2000, and is owned through a trust. In accordance with Document 17 as issued by the Ministry of Information Industry, Peoples' Republic of China, foreign groups and/or individuals are prohibited from directly conducting telecommunications activities, either in the form of investment, joint venture or partnership. Additionally, telecommunication companies are prohibited from soliciting foreign investment or allowing foreign shareholders or other form of ownership. Accordingly the Company recognizes its ownership in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries", and ARB 51, "Consolidated Financial Statements", and has recorded its investment using the equity investment method since Techedge Inc. cannot exercise control or influence over management and/or Board of Directors of the foreign subsidiary.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

6. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (Continued)

Following is a summary of financial position and results of operations of ZJQC:

                                                           December 31,
                                                   ----------------------------
                                                        2004           2003
                                                   ------------    ------------
      Current assets                               $    117,527    $    288,538
      Property, plant and equipment                      34,826          55,598
      Other assets                                       14,395          14,394
                                                   ------------    ------------
           Total assets                                 166,748         358,530
                                                   ============    ============

      Current liabilities                               347,678         347,641

      Owner's equity (deficit)                         (180,930)         10,889
                                                   ------------    ------------
           Total liabilities and owner's equity    $    166,748    $    358,530
                                                   ============    ============

      Sales                                        $     32,866    $     33,658
                                                   ============    ============
      Net loss                                     $    (20,796)   $    (11,049)
                                                   ============    ============

7. STOCKHOLDERS' EQUITY

On October 4, 2000, in connection with its incorporation, China Quantum Communications, Ltd. ("CQ") had authorized capital of 50,000 ordinary shares with a par value of $0.0001.

On January 2, 2001, CQ sold 48,000,000 ordinary shares (which were exchanged for 63,619,200 shares of Techedge common stock as part of the Share Exchange (as defined below)) in a private placement with proceeds of $4,800.

On January 10, 2001, CQ increased its authorized capital to 60,000,000 ordinary shares, par value $0.0001 per share, by subdividing its existing authorized shares.

On May 2, 2001, CQ sold 4,000,000 Series A preferred shares (which were exchanged for 5,301,600 shares of Techedge common stock as part of the Share Exchange) in a private placement for proceeds of $4,000,000.

On May 2, 2001 CQ increased its authorized capital to provide for 75,000,000 ordinary shares, par value $0.0001 per share, and 6,250,000 Series A preferred shares.

On September 18, 2002, CQ issued 3,000,000 ordinary shares (which were exchanged for 3,976,200 shares of Techedge common stock as part of the Share Exchange) for all of the assets of WCG

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

Communications, LLC, a company owned in the majority by Company's CEO for $111,863, the fair market value.

On September 18, 2002, CQ issued 1,000,000 Series A preferred shares (which were exchanged for 1,325,400 shares of Techedge common stock as part of the Share Exchange) for 100% ownership of Zhejiang VSAT Satellite Communication Co., Ltd., a company owned in the majority by the Company's CEO for $226,528, the fair market value.

During the year ended December 31, 2003, CQ issued 108,800 ordinary shares (which were exchanged for 144,204 shares of Techedge common stock in the Share Exchange) and 13,600 Series A preferred shares (which were exchanged for 18,025 shares of Techedge common stock in the Share Exchange) to consultants for services performed. The Company recognized a charge to operations of $13,611, based upon the fair market value of the services provided.

On May 6, 2004, the CQ board of directors approved the purchase and cancellation of 4,320,000 ordinary shares from a related party for an aggregate price of $432.

On June 4, 2004, CQ sold 2,500,000 ordinary shares (which were exchanged for 3,340,008 shares of Techedge common stock in the Share Exchange) in a private placement for proceeds of $504,000.

On June 9, 2004, the Company completed the merger with CQ. Pursuant to the Exchange agreement, the shareholders of CQ exchanged all of their outstanding preferred and common shares (5,013,600 and 49,308,800, respectively) for 72,000,000 shares of the Company's common stock, representing approximately 90% of the Company's common stock at the time.

Preferred Stock

The CQ preferred stock was redeemable, cumulative and was convertible into shares of common stock by a majority vote of the holders or automatically upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 of the United States of America. Preferred shares were convertible into common at any time, without the payment of additional consideration, into such number of fully paid ordinary shares per preference share as would have been determined by dividing the original purchase price by the conversion price (initially the original price). Dividends could have been declared for preferred shareholders at the discretion of the Board of Directors. The Board of Directors declared no dividends on preferred stock for the period from September 13, 2000 (date of inception) to June 9, 2004, the date of the Share Exchange.

Stock Option Plan

On December 29, 2000, China Quantum Communications, Ltd. established its Stock Option Plan (the "Plan"), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. The vesting of such options is four years and the options expire in ten years.

On August 4, 2004, Techedge Inc. adopted the 2001 Stock Option Plan established by China Quantum Communications, Ltd. under an Option Exchange agreement approved by the board of directors. Pursuant to the agreement, the Company exchanged an option to purchase 1.3254 shares of Techedge common stock for each option to purchase one ordinary share of China Quantum Communications, Ltd. All other terms and conditions of existing stock option agreements remain unchanged as to exercise price and vesting. The amounts presented in the table below have been restated to reflect the change.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

7. STOCKHOLDERS' EQUITY (Continued)

A summary of the stock option activity for the years ended December 31, 2004 and 2003 pursuant to the terms of the Plan, which include incentive stock options and non-qualified stock options, is set forth below:

                                                               Weighted Average
                                          Number of Options     Exercise Price
                                          -----------------    ----------------

Outstanding at December 31, 2002                  4,300,924    $           0.20
Granted                                                  --                  --
Exercised                                                --                  --
Canceled/Expired                                    (34,239)               0.20
                                          -----------------    ----------------
Outstanding at December 31, 2003                  4,266,685                0.20

Granted                                                  --                  --
Exercised                                                --                  --
Canceled/Expired                                         --                  --
                                          -----------------    ----------------
Outstanding at December 31, 2004                  4,266,685    $           0.20
                                          =================    ================

Exercisable at December 31, 2004                  4,021,485    $           0.20
                                          =================    ================

The per share weighted average remaining life of the options outstanding at December 31, 2004 and 2003 is 6.10 and 7.10 years, respectively.

Techedge Inc. has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options and certain compensating warrants granted to employees at fair market value. Had compensation expense for stock options granted under the Plan and certain warrants granted to employees in 2004 and 2003, been determined based on fair value at the grant dates, Techedge's net loss for 2004 and 2003 would have been increased to the pro forma amounts shown below.

                                                       December 31,
                                             ---------------------------------
                                                 2004                 2003
                                             ------------         ------------

Net Loss:
As reported                                  $ (1,445,622)        $ (1,063,842)
                                             ============         ============
Pro forma                                    $ (1,472,828)        $ (1,088,180)
                                             ============         ============

Net Loss Per Share:
As reported                                  $      (0.02)        $      (0.02)
                                             ============         ============
Pro forma                                    $      (0.02)        $      (0.02)
                                             ============         ============

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

8. RELATED PARTY TRANSACTIONS

      The Company records material related party transactions. The Company incurs costs for certain administrative expenses from a company owned 100% by the Company's CEO. Those charges are included in general and administrative expenses. The Company also provides services to a related party and those amounts are included in revenue.

      The Company also purchases equipment used in the Research and Development from a company owned 100% by the Company's CEO.

      The Company also engages in advances to and advances from related parties. The advances have no stated terms of repayment and carry no interest.

      Following is a summary of transactions and balances with affiliated entities and related parties for 2004 and 2003:

                                                                          For the Period From
                                                   December 31,            September 13, 2000
                                            ---------------------------   (Date of Inception)
                                                2004           2003      to December 31, 2004
                                            ------------   ------------  --------------------
Revenues from related parties               $     24,100   $        360   $         24,820
Purchases and expenses to related parties   $     74,765   $      8,484   $         92,141
Due from related parties                    $    218,258   $     41,582   $        218,258

Amounts due to officers consist of advances from the Company's CEO to fund the Company's operations. It also includes compensation deferred by the Company's CEO and CFO. No written repayment agreements exist with either officer. Amounts are unsecured, non-interest bearing and due upon demand.

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

9. INCOME TAXES

No provision has been made for corporate income taxes due to cumulative losses incurred. At December 31, 2004, China Quantum Communications, Inc. had operating loss carry forwards of approximately $1,208,000 and $320,000 to offset future federal and state income taxes, respectively. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

The federal and state net operating loss carry forwards expire as follows:

                      Federal         State            Total
                  -------------  --------------   ---------------

     2007         $           -  $        8,445   $         8,445
     2008                     -          96,080            96,080
     2009                     -          96,966            96,966
     2010                     -          59,758            59,758
     2011                     -          58,523            58,523
     2020                31,905               -            31,905
     2021               362,970               -           362,970
     2022               366,316               -           366,316
     2023               225,752               -           225,752
     2024               221,086               -           221,086
                  =============  ==============   ===============
                  $   1,208,029  $      319,772   $     1,527,801
                  =============  ==============   ===============

At December 31, 2004 the Company had net deferred income tax assets of approximately $1,528,000 comprised principally of the future tax benefit of net operating loss carry forwards, which represents an increase of $280,000 for the fiscal year ended December 31, 2004. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability. The total change in the valuation allowance amounted to $280,000 for the year ended December 31, 2004.

The differences between income tax benefits in the financial statements and the tax benefit computed at the U.S. Federal statutory rate of 34% are as follows:

                                                    Year ended December 31,
                                                -----------------------------
                                                     2004            2003
                                                ------------     ------------

Federal Income Tax (Benefit)                             (34)%            (34)%
Valuation allowance                                       34%              34%
                                                ------------     ------------
Effective tax rate                                        --%              --%
                                                ============     ============

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company leases office equipment and certain office space in New Jersey, New York and the Peoples' Republic of China under operating leases. Lease agreements vary from one to four-year lease agreements with a renewal option for New Jersey for two additional years.

The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004.

      Year Ending December 31,
               2005                                              $   113,200
               2006                                                   43,200
               2007                                                   43,200
               2008                                                   14,400
                                                                 -----------
               Total minimum payments required                   $   214,000
                                                                 ===========

The leases also contain provisions for contingent rental payments based upon increases in taxes and common area maintenance expense.

Subsequent to year-end, the Company exercised its renewal option for New Jersey office space for an additional 2 years under the same terms as the original lease agreement.

Following is a summary of rental expenses under all operating leases:

                                                           December 31,
                                                   -----------------------------
                                                       2004             2003
                                                   ------------     ------------

Minimum rentals                                    $    133,000     $    111,902

Contingent rentals                                        2,352            9,247
                                                   ------------     ------------
     Total rent expense                            $    135,352     $    121,149
                                                   ============     ============

                         Techedge Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                   Notes to Consolidated Financial Statements
                                December 31, 2004

11. SEGMENT REPORTING

The company intends to provide low cost mobile Voice over IP (VoIP) solutions to service providers. The Company has operations in two geographic areas, China and the United States. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data. Gross profit, operating income, income from operations, and income taxes are not allocated to specific individual departments within the organization. In accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," the Company is considered a single reportable segment. The Company is required to disclose certain information about revenues, information about geographic areas, information about major customers, and information about long-lived assets.

                                       Year Ended December 31, 2004
                              -------------------------------------------------
                              United States         China              Total
                              -------------     -------------     -------------

Revenues                      $     312,898     $          --     $     312,898

Long-lived assets             $     159,019     $     387,604     $     546,623


                                       Year Ended December 31, 2003
                              -------------------------------------------------
                              United States         China              Total
                              -------------     -------------     -------------

Revenues                      $     437,631     $          --     $     437,631

Long-lived assets             $     243,141     $     446,671     $     689,812

For the years ended December 31, 2004 and 2003, the Company did not have any major customers.

12. SUBSEQUENT EVENTS

In February 2005, the Company completed a private placement pursuant to which it issued a total of 260,000 shares for aggregate gross proceeds of $260,000.

                         Techedge Inc. and Subsidiaries
                          (A Development Stage Company)
                 Schedule I - Valuation and Qualifying Accounts
                          Year Ended December 31, 2004

                                                Balance at         Charged to        Charged to
                                                beginning          costs and            other           Balance at
               Description                       of year            expenses          accounts         end of year
------------------------------------------- ------------------- ---------------    --------------   ------------------
Year ended December 31, 2004:

Bad debt reserve
(deducted from accounts receivable)         $            14,326              --                --   $           14,326
                                            ===================                                     ==================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful; provided, that with respect to actions or suits brought on our behalf, the person may only be indemnified with respect to expenses (including attorneys' fees) and may not be indemnified with respect to any claim, issue or matter for which the person is adjudged to be liable unless a court determines otherwise. Under Section 145(c), to the extent that one of our present or former directors or officers is successful on the merits or otherwise in defense of any of these actions, suits or proceedings, or in defense of any claim, issue or matter, the director or officer shall be indemnified against expenses (including attorneys' fees) that the director or officer actually and reasonably incurs because of the action, suit or proceeding. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Delaware law and Article Eleventh of our certificate of incorporation provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

      - any breach of their duty of loyalty to the corporation or its stockholders;

      - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

      - any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Article Ninth of our certificate of incorporation requires us to indemnify our directors, officers, employees and agents to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law.

In addition to the indemnification provided for in our certificate of incorporation and bylaws, we may enter into indemnification agreements with our existing and future directors and officers. We also may obtain liability insurance for the benefit of our directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered

      SEC Registration Fee .....................................  $      238.43
      Printing and engraving expenses...........................  $         500*
      Legal fees and expenses...................................  $      50,000*
      Accounting fees and expenses..............................  $       3,000*
      Miscellaneous.............................................  $         500*
                                                                  -------------
      TOTAL.....................................................  $   54,238.43
      -----------------
      *Estimated.

Item 26. Recent Sales of Unregistered Securities.

      We were incorporated in Delaware in July 2002 to serve as the successor to the business and interests of BSD Development Partners, LTD. Upon our organization, we sold an aggregate of 5,000,000 shares of our common stock as follows: (a) 2,250,000, 50,000 and 50,000 shares respectively to our three founders and officers, (b) 2,250,000 shares to a private investor and (c) 400,000 shares to our then legal counsel.

      In September 2002, we issued a further 3,000,000 shares to those 61 persons who had a limited partnership interest in BSD Development Partners upon consummation of our merger with BSD.

      On June 9, 2004, we acquired all of the issued and outstanding stock of China Quantum Communications, Ltd., or CQCL, pursuant to a share exchange agreement dated as of that date, by and among Techedge, certain of our stockholders, CQCL and its shareholders, to whom we refer to as the "CQCL shareholders". Pursuant to the share exchange agreement, we issued 72,000,000 shares of our common stock to the CQCL shareholders in exchange for all of the capital stock of CQCL held by them.

      On August 4, 2004, we assumed all of the options outstanding under the CQCL 2001 Stock Plan which were held by directors, officers, employees and consultants of CQCL and its subsidiaries. As a result of the assumption, the CQCL options became exercisable for an aggregate of 4,266,684 shares of Techedge common stock subject to and in accordance with the terms of the CQCL 2001 Stock Plan and the individual stock option agreements governing such stock options.
The shares of Techedge common stock underlying the assumed CQCL options were registered under the Securities Act of 1933 (the "Securities Act") pursuant to a registration statement on Form S-8 filed on June 10, 2005 (the "S-8"). None of the assumed options was exercised prior to the filing of the S-8.

      On January 1, 2005, we agreed to grant to a consultant as partial payment for consulting services two-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.75 per share and 200,000 shares of common stock at an exercise price of $1.00 per share. All of the warrants were subject to monthly vesting, and, as a result of our termination of the consulting agreement, only 84,000 of the $0.75 warrants and 68,000 of the $1.00 warrants would have vested and all of these warrants have expired unexercised.

      On February 8, 2005, we sold 260,000 shares of our common stock to Pacific Century Fund LLC pursuant to a stock purchase agreement, dated that same day, with Pacific Century for a purchase price of $1.00 per share.

      On March 15, 2005, the Company granted 100,000 shares of common stock and two-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.75 per share to a consultant as partial payment for business advisory services.

      On April 26, 2005, we sold 95,000 shares of our common stock to Pacific Century Fund LLC pursuant to a securities purchase agreement with Pacific Century, dated that same day, for a purchase price of $1.00 per share and issued to Pacific Century for no additional consideration a warrant (the "Warrant") to purchase 95,000 shares of common stock at an exercise price of $1.50 per share, which Warrant is exercisable at any time through the close of business on April 26, 2007.

      On April 29, 2005, we entered into a subscription agreement with Whalehaven Capital Fund Limited pursuant to which we sold 367,647 shares of our common stock to Whalehaven for a purchase price of $0.68 per share, or $250,000 in the aggregate, and issued to Whalehaven for no additional consideration a warrant to purchase 147,059 shares of common stock at an exercise price of $1.10 per share, which warrant is exercisable at any time through the close of business on April 29, 2010. On May 4, 2005, Alpha Capital Aktiengesellschaft became a party to the subscription agreement. Under the subscription agreement, Alpha purchased 367,647 shares of our common stock for $0.68 per share, or $250,000 in the aggregate, and we issued to Alpha for no additional consideration a warrant to purchase 147,059 shares of our common stock at an exercise price of $1.10 per share, which warrant is exercisable at any time through the close of business on May 4, 2010. Alpha and Whalehaven are referred to collectively as the Subscribers. Under the subscription agreement, each of the Subscribers agreed to purchase at a second closing an additional 367,647 shares of common stock for a purchase price of $0.68 per share, or $250,000 in the aggregate, and a warrant to purchase an additional 147,059 shares of common stock at an exercise price of $1.10 per share, which warrant will be exercisable at any time through the close of business on the fifth anniversary of its date of issue. The Subscribers' obligation to effect the second closing is subject only to customary closing conditions outside of their control, including, among other things, the effectiveness of a shelf registration statement (the "Registration Statement") registering the resale of the shares of common stock purchased pursuant to the subscription agreement (the "Shares") and the shares of common stock underlying the Warrants (the "Warrant Shares" and together with the Shares, the "Registrable Shares"). Subject to the satisfaction of such conditions, the second closing is scheduled to occur on the fifth day after the Registration Statement is declared effective.

      On May 27, 2005, we entered into an amendment to the subscription agreement with the Subscribers. Pursuant to the terms of the amended subscription agreement, the per share sale price of our common stock was reduced to $0.50 such that we sold 500,000 shares to each of the Subscribers for an aggregate purchase price of $250,000, and the exercise price of the warrants that we had previously issued to the Subscribers was reduced to $0.75 per share. Under the amended subscription agreement, each of the Subscribers agreed to purchase at a second closing an additional 500,000 shares of common stock for a purchase price of $0.50 per share, or $250,000 in the aggregate, and warrants to purchase an additional 200,000 shares of common stock at an exercise price of $0.75 per share, which warrants will be exercisable at any time through the close of business on the fifth anniversary of their date of issue.

      None of the transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act. None of the transactions involved any underwriters, underwriting discounts or commissions. The securities granted in these transactions are restricted and may not be resold unless they are subsequently registered under the Securities Act or resold pursuant to an applicable exemption therefrom. Appropriate legends have been or are to be affixed to the share certificates and instruments issued or to be issued in the transactions.

Item 27. Exhibits.

      The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits. (Filed herewith unless otherwise noted.)

Exhibit No.                           Description
-----------                           -----------

2.1 Share Exchange Agreement, dated June 9, 2004 (incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed with the SEC on August 8, 2004)

3.1.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17,
                2002)

3.1.2 Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant's quarterly report on Form 10-QSB filed with the SEC on November 12, 2004)

3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17, 2002)

4.1 Specimen of Common Stock Certificate of Registrant (incorporated by reference to Exhibit 4(b) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17,
                2002)

5.1 Opinion of Lowenstein Sandler PC as to legality of securities being offered

10.1 Lease Agreement dated as of March 2002, between Metro Park Associates, as lessor, and China Quantum Communications, Inc., as lessee (incorporated by reference to Exhibit 10.1 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.2 Addendum to Lease dated April 28, 2004, between Metro Park Associates, as lessor, and China Quantum Communications, Inc., as lessee (incorporated by reference to Exhibit 10.2 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.3+ Offer Letter, dated December 27, 2004 between the Registrant and Eugene K. Chen (incorporated by reference to Exhibit 99.1 to the Registrant's current report on Form 8-K filed with the SEC on March 16, 2005).

10.4 Stock Purchase Agreement, dated February 8, 2005, between the Registrant and Pacific Century Fund LLC (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on February 14, 2005).

10.5+ China Quantum Communications, Ltd. 2001 Stock Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.6 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.6+ Registrant's 2005 Equity Compensation Plan and forms of agreement thereunder (incorporated by reference to Exhibit 4.5 to the Registrant's registration statement on Form S-8 (Registration No. 333-125742)).

10.7 Securities Purchase Agreement, dated as of April 26, 2005, between the Registrant and Pacific Century Fund LLC (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on April 29,
                2005).

10.8 Warrant dated April 26, 2005, issued to Pacific Century Fund LLC (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on April 29,
                2005).

10.9 Subscription Agreement dated as of April 29, 2005, among the Registrant and the Subscribers (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

10.10 Amendment to Subscription Agreement dated as of May 27, 2005, between the Registrant and the Subscribers (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on June 3, 2005).

10.11 Warrant dated April 29, 2005, issued to Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on May 2, 2005).

10.12 Funds Escrow Agreement dated as of April 29, 2005, by and among the Registrant and the Subscribers, among other parties (incorporated by reference to Exhibit 10.3 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

10.13 Warrant dated May 4, 2005, issued to Alpha Capital Aktiengesellschaft (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

21.1            List  of  subsidiaries  of  the  Registrant   (incorporated   by
                reference to Exhibit 21.1 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

23.1 Independent Auditors' Consent of Rosenberg Rich Baker Berman & Company, CPA, PA

23.2            Consent of Lowenstein Sandler PC (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this registration statement)

--------------------

+ Management contract or compensatory plan or arrangement in which any director or executive officer named in this Registration Statement has participated or participates.

Item 28. Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on June 13, 2005.

                                       TECHEDGE, INC.


                                       By: /s/ Peter Z. Wang
                                           -------------------------------------
                                           Peter Z. Wang
                                           Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Z. Wang and Ya Li, or either of them, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement on Form SB-2 and any and all amendments thereto, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

  /s/ Peter Z. Wang         Chairman and Chief Executive Officer                Dated:  June 13, 2005
--------------------        (Principal Executive Officer)
    Peter Z. Wang

  /s/ Ya Li                 Chief Financial Officer and Director                Dated:  June 13, 2005
-------------------         (Principal Financial and Accounting Officer)
      Ya Li

  /s/ Charles Xue           Director                                            Dated:  June 13, 2005
-------------------
      Charles Xue

                                  EXHIBIT INDEX

Exhibit No.                                                  Description

2.1 Share Exchange Agreement, dated June 9, 2004 (incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed with the SEC on August 8, 2004)

3.1.1 Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17,
                2002)

3.1.2 Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant's quarterly report on Form 10-QSB filed with the SEC on November 12, 2004)

3.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17, 2002)

4.1 Specimen of Common Stock Certificate of Registrant (incorporated by reference to Exhibit 4(b) to the Registrant's registration statement on Form 10-SB filed with the SEC on September 17,
                2002)

5.1 Opinion of Lowenstein Sandler PC as to legality of securities being offered

10.1 Lease Agreement dated as of March 2002, between Metro Park Associates, as lessor, and China Quantum Communications, Inc., as lessee (incorporated by reference to Exhibit 10.1 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.2 Addendum to Lease dated April 28, 2004, between Metro Park Associates, as lessor, and China Quantum Communications, Inc., as lessee (incorporated by reference to Exhibit 10.2 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.3+ Offer Letter, dated December 27, 2004 between the Registrant and Eugene K. Chen (incorporated by reference to Exhibit 99.1 to the Registrant's current report on Form 8-K filed with the SEC on March 16, 2005).

10.4 Stock Purchase Agreement, dated February 8, 2005, between the Registrant and Pacific Century Fund LLC (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on February 14, 2005).

10.5+ China Quantum Communications, Ltd. 2001 Stock Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.6 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

10.6+ Registrant's 2005 Equity Compensation Plan and forms of agreement thereunder (incorporated by reference to Exhibit 4.5 to the Registrant's registration statement on Form S-8 (Registration No. 333-125742)).

10.7 Securities Purchase Agreement, dated as of April 26, 2005, between the Registrant and Pacific Century Fund LLC (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on April 29,
                2005).

10.8 Warrant dated April 26, 2005, issued to Pacific Century Fund LLC (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on April 29,
                2005).

10.9 Subscription Agreement dated as of April 29, 2005, among the Registrant and the Subscribers (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

10.10 Amendment to Subscription Agreement dated as of May 27, 2005, between the Registrant and the Subscribers (incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed with the SEC on June 3, 2005).

10.11 Warrant dated April 29, 2005, issued to Whalehaven Capital Fund Limited (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on May 2, 2005).

10.12 Funds Escrow Agreement dated as of April 29, 2005, by and among the Registrant and the Subscribers, among other parties (incorporated by reference to Exhibit 10.3 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

10.13 Warrant dated May 4, 2005, issued to Alpha Capital Aktiengesellschaft (incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed with the SEC on May 5, 2005).

21.1            List  of  subsidiaries  of  the  Registrant   (incorporated   by
                reference to Exhibit 21.1 to the Registrant's annual report on Form 10-KSB filed with the SEC on March 31, 2005).

23.1 Independent Auditors' Consent of Rosenberg Rich Baker Berman & Company, CPA, PA

23.2            Consent of Lowenstein Sandler PC (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this registration statement)